Exhibit 10.1

Execution Version

$600,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 4, 2022

among

CBIZ OPERATIONS, INC.,

as the Borrower,

CBIZ, INC.,

BANK OF AMERICA, N.A.,

as Agent, a Lender, Issuing Bank and Swing Line Bank,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

BOFA SECURITIES, INC.,
PNC CAPITAL MARKETS LLC
and
THE HUNTINGTON NATIONAL BANK,
as
Joint Lead Arrangers

BOFA SECURITIES, INC.,
as
Sole Bookrunner

PNC BANK, NATIONAL ASSOCIATION and THE HUNTINGTON NATIONAL BANK,
as
Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION and KEYBANK NATIONAL ASSOCIATION,
as
Co-Documentation Agents

Table of Contents
i

SCHEDULES
Schedule 1.01    Existing Letters of Credit
Schedule 2.01    Commitments
Schedule 6.05(b)    Litigation
Schedule 6.07(d)    Pension Plans
Schedule 6.11    Permitted Liabilities
Schedule 6.19    Subsidiaries and Minority Interests
Schedule 8.01    Existing Liens
Schedule 8.02    Specified Asset Sales
Schedule 8.04    Existing Investments
Schedule 8.05    Existing Indebtedness
Schedule 8.08    Contingent Obligations
Schedule 11.02    Lending Offices; Addresses for Notices
EXHIBITS
Exhibit A    Form of Notice of Borrowing
Exhibit B    Form of Notice of Conversion/Continuation
Exhibit C    Form of Compliance Certificate
Exhibit D-1    Form of Legal Opinion of Baker & Hostetler LLP
Exhibit D-2    Form of Legal Opinion of Company’s general counsel
Exhibit E    Form of Assignment and Assumption
Exhibit F-1    Form of Promissory Note – Revolving Loan
Exhibit F-2    Form of Promissory Note – Swing Line Loan

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 4, 2022, (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among CBIZ Operations, Inc., an Ohio corporation (the “Borrower”), CBIZ, Inc., a Delaware corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and each, a “Lender”), and Bank of America, N.A., as Agent, as Issuing Bank and as Swing Line Bank.
WHEREAS, the Borrower, the Company, certain lenders from time to time party thereto and the Agent entered into that certain Credit Agreement dated as of the Original Closing Date (as amended by that certain First Amendment to Credit Agreement dated as of April 10, 2015, as further amended by that certain Second Amendment to Credit Agreement dated as of October 16, 2015, as amended and restated pursuant to that certain Amended and Restated Credit Agreement dated as of April 3, 2018 and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) to make available to the Company a revolving credit facility with a letter of credit subfacility;
WHEREAS, the Borrower is a direct Wholly-Owned Subsidiary of the Company;
WHEREAS, the Borrower, the Company, the Lenders and the Agent desire to amend and restate the Existing Credit Agreement to (a) extend the termination date of the revolving loan commitments under the Existing Credit Agreement and (b) make certain other amendments and modifications to the Existing Credit Agreement, all as more fully set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
Article I

DEFINITIONS
1.01Certain Defined Terms. The following terms have the following meanings:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is the Company or a Subsidiary), provided that any such merger, consolidation or combination is consummated in accordance with Section 8.03.
“Adjusted Total Leverage Threshold” means, with respect to any period of calculation, (x) the last day of which occurs during a Post-Acquisition Covenant Relief Period, 3.75:1.00 and (y) ending at all other times, 3.50:1.00.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 10.06.
“Agent-Related Parties” means Bank of America and any successor agent arising under Section 10.09 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates, and the partners, officers, directors, employees, advisors, agents, trustees, administrators, managers, consultants, service providers, representatives and attorneys-in-fact of such Persons and such Person’s Affiliates.
“Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 or such other address as the Agent may from time to time specify.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Applicable Margin” means on any date the applicable percentage set forth below based upon the Total Leverage Ratio shown in the Compliance Certificate then most recently delivered to the Agent and the Lenders:

Revolving Loans / Letters of Credit				Fees
Total Leverage Ratio	Base Rate	Term SOFR	Letter of Credit Fees	Commitment Fee
≥ 3.75:1.00	1.250%	2.250%	2.250%	0.400%
≥ 3.25:1.00, but < 3.75:1.00	1.000%	2.000%	2.000%	0.350%
≥ 2.75:1.00, but < 3.25:1.00	0.750%	1.750%	1.750%	0.300%
≥ 2.25:1.00, but < 2.75:1.00	0.500%	1.500%	1.500%	0.250%
≥ 1.75:1.00, but < 2.25:1.00	0.250%	1.250%	1.250%	0.200%
< 1.75:1.00	0.000%	1.000%	1.000%	0.150%

; provided, however, that (i) for the period from the Restatement Date to and including the delivery of the Compliance Certificate for the period ending June 30, 2022, the Applicable Margin shall be determined as if the Total Leverage Ratio for such period were less than 1.75:1.00, and (ii) if the Company shall have failed to deliver to the Lenders by the date required hereunder any Compliance Certificate pursuant to Section 7.02(b), then from the date such Compliance Certificate was required to be delivered until the date of such delivery the Applicable Margin shall be determined as if the Total Leverage Ratio for such period was greater than or equal to 3.75:1.00. Each change in the Applicable Margin (other than pursuant to clause (i) immediately above, which change shall take effect as provided in such clause) shall take effect with respect to all outstanding Loans on the third Business Day immediately succeeding the day on which such Compliance Certificate is received by the Agent. Notwithstanding the foregoing, no reduction in the Applicable Margin shall be effected if a Default or an Event of Default shall have occurred and be continuing on the date when such change would otherwise occur, it being understood that on the third Business Day immediately succeeding the day on which such Default or Event of Default is either waived or cured (assuming no other Default or Event of Default shall be then pending), the Applicable Margin shall be reduced (on a prospective basis) in accordance with the then most recently delivered Compliance Certificate (or clause (i) above, as applicable). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.11(c).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc., in its capacity as joint lead arranger and sole bookrunner, PNC Capital Markets LLC, in its capacity as joint lead arranger, and The Huntington National Bank, in its capacity as joint lead arranger.

“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit E or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Agent.
“Attorney Costs” means and includes all reasonable and customary fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel related to this Agreement and the other Loan Documents.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A., a national banking association, and its successors.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.
“Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (b) the Federal Funds Rate for such day plus 0.50% per annum and (c) Term SOFR plus 1.00% per annum; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.05, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Revolving Loan, or a L/C Advance, that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Lenders under Article II, and, in the case of Term SOFR Loans, having the same Interest Period.
“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.
“Budgeted EBITDA” has the meaning specified in Section 7.02(d).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Payment Office is located.
“Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Lenders and the Swing Line Bank or the Issuing Bank, as applicable, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof, as the context may require, cash or deposit account balances or, if the Issuing Bank or Swing Line Bank benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the Issuing Bank or the Swing Line Bank (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Consideration” means, in respect of any Acquisition, collectively, the total cash consideration paid by the Company or any of its Subsidiaries upon the consummation of such Acquisition plus Indebtedness of the target company or operations assumed by the Company or any of its Subsidiaries (other than payments by the target company prior to the Acquisition), plus any deferred payments booked as a liability upon the consummation of such Acquisition.
“Cash Equivalents” means:
(a)securities issued or fully guaranteed or insured by the government of the United States or Canada or any agency thereof and backed by the full faith and credit of the United States or Canada having maturities of not more than six months from the date of acquisition;
(b)certificates of deposit, time deposits, repurchase agreements, reverse repo agreements, or bankers’ acceptances, having in each case a tenor of not more than six months, issued by any Lender, or by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia or Canada or any province thereof having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and P-1 by Moody’s Investors Service, Inc.;
(c)commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three months;
(d)money market funds that invest principally in Cash Equivalents described in clauses (a) through (c) hereof.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards,

debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that (a) at the time it enters into a Cash Management Agreement with the Company or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with the Company or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender).
“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means (a) any direct or indirect domestic Subsidiary (excluding, for the avoidance of doubt, the Borrower), all or substantially all of the assets of which consist of the capital stock or other equity interests of one or more CFCs and (b) any domestic Subsidiary that is a direct or indirect subsidiary of a CFC (other than any domestic Subsidiary that is treated as a C-corporation for U.S. federal income tax purposes or that is wholly owned directly or indirectly by one or more such C-corporations and the income of which is treated for U.S. federal income tax purposes as income of such C-corporations).
“Change in Law” means the occurrence, after the Restatement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means (a) any “person” or “group” (in each case as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding a Person that is a stockholder of the Company as of the Restatement Date), acting in concert acquiring beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of capital stock of the Company (or other securities convertible into such capital stock) representing 35% or more of the combined voting power of all capital stock of the Company entitled to vote in the election of directors, other than capital stock having such power only by reason of the happening of a contingency, (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) the Company fails to directly own 100% of the equity interests in the Borrower.
“CME” means CME Group Benchmark Administration Limited.
“Co-Documentation Agent” means each of U.S. Bank National Association and KeyBank National Association, in its capacity as documentation agent for the credit facility evidenced by this Agreement.

“Co-Syndication Agent” means each of PNC Bank, National Association and The Huntington National Bank, in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
“Commitment” means, collectively, the Revolving Loan Commitment and the Swing Line Loan Maximum Amount.
“Commitment Fee” has the meaning specified in Section 2.10(b).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Company” has the meaning specified in the introductory paragraph hereto.
“Company Materials” has the meaning specified in Section 7.02.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, the SOFR Daily Floating Rate or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “SOFR Daily Floating Rate”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated Interest Expense” means, for any period, gross consolidated interest expense in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (after giving effect to any increase in interest expense resulting from the net amount of payments made or received with respect to Permitted Swap Obligations; provided, however, that no net reduction in interest expense shall be permitted if the Company should receive more payments than the Company makes with respect thereto) for such period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Company and its Subsidiaries (other than Excluded Subsidiaries), plus the portion of the upfront costs and expenses for Swap Contracts (to the extent not included in gross interest expense) fairly allocated to such Swap Contracts as expenses for such period, as determined in accordance with GAAP and after giving effect to any Swap Contract then in effect.
“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, (d) in respect of any Swap Contract or (e) contingent, deferred purchase price consideration obligations with respect to any Acquisition, including, without limitation, any “earn-out” obligations; provided, however, that neither the term “Contingent Obligation” nor the term “Guaranty Obligation” shall include obligations in respect of insurance, reinsurance, surety or fidelity contracts, bonds or policies entered into or issued in the ordinary course of business. Except as otherwise expressly provided herein, the amount of any Contingent Obligation shall (i) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, (ii) in the case of Contingent Obligations of the type described in clause (e) above, be deemed equal to the maximum possible liability in respect thereof, (iii) in the case of other Contingent Obligations other than in respect of Swap Contracts, be deemed equal to the maximum reasonably anticipated liability in respect thereof, and (iv) in the case of Contingent Obligations in respect of Swap Contracts, be deemed equal to the Swap Termination Value.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
“Conversion/Continuation Date” means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
“Default Rate” has the meaning specified in Section 2.09(c).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the

Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect (unless such notice or public statement is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied) with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” has the meaning set forth in Section 8.02.
“Dollars”, “dollars” and “$” each mean lawful money of the United States.
“EBITDA” means, for any period, for the Company and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis, determined in accordance with GAAP, the total of (a) Net Income (or net loss) for such period, plus (without duplication for clauses (b) through (h) (b) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, including the impairment of goodwill charges, to the extent included in the determination of such Net Income (or loss) (for the avoidance of doubt, net of amortization of right-to-use assets with respect to operating leases), plus (c) Consolidated Interest Expense, to the extent included in the determination of Net Income (or loss), plus (d) all accrued taxes on or measured by income to the extent included in the determination of such Net Income (or loss), plus (e) cash dividends received during such period by the Company, or any Subsidiary that is not an Excluded Subsidiary, from Excluded Subsidiaries, provided that the aggregate amount of such cash dividends included in this clause (e) does not exceed fifty percent (50%) of EBITDA after giving effect to the addition of such dividends, plus (f) losses on the extinguishment of debt to the extent included in the determination of such Net Income (or loss), plus (g) the amount of net cost savings and synergies for such period projected by the Company in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) within twelve (12) months after the consummation of any Permitted Acquisition occurring after the Restatement Date as a result of actions taken in connection with such Permitted Acquisition, in each case net of the amount of actual benefits realized during such period from such actions, provided that (i) such cost savings and synergies are reasonably identifiable and factually supportable, (ii) no cost savings or synergies may be added to EBITDA pursuant to this clause (g) to the extent such cost savings or synergies, as applicable, are duplicative of any expenses or charges otherwise added to Net Income, whether through a pro forma adjustment or otherwise, (iii) projected amounts (that are not yet realized) may no longer be added in calculating EBITDA to the extent occurring more than four (4) full fiscal quarters after the specified action taken in order to realize such projected cost savings or synergies, as applicable and (iv) the aggregate amount added to EBITDA for any period pursuant to this clause (g) and clause (h) below shall not exceed seven and one-half percent (7.5%) of EBITDA for such period prior to giving effect to the amounts permitted to be added to EBITDA for such period pursuant to this clause (g) and clause (h) below, plus (h) fees, costs and expenses in connection with Permitted Acquisitions (whether or not consummated), including integration expenses; provided, that, the aggregate amount added to EBITDA for any period pursuant to this clause (h) and clause (g) above shall not exceed seven and one-half percent (7.5%) of EBITDA for such period prior to giving effect to the amounts permitted to be added to

EBITDA for such period pursuant to this clause (h) and clause (g) above, minus (i) gains on the extinguishment of debt.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Amount” means (a) with respect to any Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date, (b) with respect to any Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Swing Line Loans occurring on such date and (c) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. For purposes of Section 2.07, the Effective Amount shall be determined without giving effect to any mandatory prepayments to be made under said Section.
“Electronic Copy” has the meaning specified in Section 11.12.
“Electronic Record” has the meaning assigned to it by 15 USC §7006.
“Electronic Signature” has the meaning assigned to it by 15 USC §7006.
“Eligible Assignee” means any person that meets the requirements to be an assignee under Section 11.08 (subject to such consents, if any, as may be required under Section 11.08(a)(iii)).
“Engagement Letter” has the meaning specified in Section 2.10(a).
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” has the meaning specified in Section 6.12(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events or circumstances specified in Section 9.01.
“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.
“Excluded Subsidiary” means at any time, any Subsidiary who may not guaranty the Obligations, in any case without violating federal, state and/or local laws or regulations applicable to such Subsidiary.
“Excluded Swap Obligation” means, with respect to any Person, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 8 of the Guaranty and any other “keepwell, support or other agreement” (as referred to in the Commodity Exchange Act) for the benefit of such Person and any and all guarantees of such Person’s Swap Obligations by the Borrower, the Company or any other Guarantor) at the time the guarantee of such Person, or a grant by such Person of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder (including pursuant to the Guaranty), (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 4.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.08(b)), any United States federal withholding Tax that is required to be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 4.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 4.01(a) or (c) and (e) any United States federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” has the meaning specified in the recitals hereto.
“Existing Lenders” means each Lender that is a party hereto as of the Restatement Date.
“Existing Letter of Credit” means each letter of credit listed on Schedule 1.01.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Finance Lease” has the meaning specified in the definition of “Finance Lease Obligations.”
“Finance Lease Obligations” means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a finance lease (“Finance Lease”).
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Bank, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Guarantor Date” means each date on which the Company delivers the financial statements referred to in Sections 7.01(a) and (b).
“Guarantors” means, collectively, (a) the Company, (b) each direct and indirect domestic Subsidiary of the Company (other than (x) the Borrower, (y) Excluded Subsidiaries and (z) CFC Holdcos), whether now existing or hereafter created or acquired and (c) with respect to Obligations of the Company or any Subsidiary (other than the Borrower) under any Cash Management Agreement or any Swap Contract, the Borrower.
“Guaranty” means the Second Amended and Restated Guaranty, dated as of the Restatement Date, duly executed and delivered by each Guarantor in favor of the Agent, on behalf of the holders of the Obligations, as the same may be amended, restated, further supplemented or otherwise modified from time to time.
“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VIII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Article VIII, in each case in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender); provided that in the case of a Swap Contract with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Swap Contract.
“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under applicable law, any Lender is permitted to charge on the Obligations shall change after the Restatement Date, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in the Highest Lawful Rate without notice to the Borrower.
“HMT” has the meaning specified in the definition of “Sanctions”.
“Honor Date” has the meaning specified in Section 3.03.
“Increase Effective Date” has the meaning specified in Section 2.17(a).
“Increase Joinder” has the meaning specified in Section 2.17(c).
“Incremental Revolving Commitment” has the meaning specified in Section 2.17(a).

“Indebtedness” of any Person means, without duplication:
(e)all indebtedness for borrowed money;
(f)all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and other accrued liabilities entered into in the ordinary course of business);
(g)all non-contingent reimbursement or payment obligations with respect to Surety Instruments and all L/C Obligations;
(h)all obligations evidenced by notes, bonds, debentures or similar instruments;
(i)all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);
(j)all non-contingent obligations to pay deferred purchase price consideration with respect to Acquisitions, including, without limitation, any non-contingent “earn-out” obligations;
(k)all Finance Lease Obligations;
(l)all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;
(m)all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; and
(n)indebtedness of such Person referred to in clauses (a) through (i) above which is convertible into common stock of such Person provided that at the time and to the extent such indebtedness is so converted such indebtedness shall no longer constitute Indebtedness.
“Indemnified Party” has the meaning specified in Section 11.05.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes, other than Excluded Taxes.
“Independent Auditor” has the meaning specified in Section 7.01(a).
“Information” has the meaning specified in Section 11.09.
“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, moratorium, rearrangement, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case, undertaken under the Bankruptcy Code or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally
“Interest Coverage Ratio” means, with respect to the Company and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis, as of any date of determination, the ratio of (a) EBITDA for the four (4) fiscal quarter period then most recently ended for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b) to (b) Consolidated Interest Expense for the four (4) fiscal quarter period then most recently ended for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b).
“Interest Payment Date” means, as to any Term SOFR Loan, the last day of each Interest Period applicable to such Term SOFR Loan and, as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December; provided, however, that if any Interest Period exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.
“Interest Period” means, as to any Term SOFR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Term SOFR Loan, and ending on the date one month, three months or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation;
provided that:
(o)if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(p)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(q)no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.
“Investments” has the meaning specified in Section 8.04.
“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
“Issuance Date” has the meaning specified in Section 3.01(a).
“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.
“Issuing Bank” means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder together with any replacement letter of credit issuer arising under Section 10.06(b) or Section 11.08(g).
“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.
“L/C Application” means an application form for Issuances of standby or commercial letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03(c).
“L/C Commitment” means the commitment of the Issuing Bank to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the lesser of (x) $35,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.05, and (y) the aggregate Revolving Loan Commitments; provided that the L/C Commitment is a part of the aggregate Revolving Loan Commitments, rather than a separate, independent commitment.
“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of Issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C-Related Documents” means, with respect to any Letter of Credit, the L/C Application, any L/C Amendment Application and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or the Company or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit, including any of the Issuing Bank’s standard form documents for letter of credit Issuances.
“Lender” has the meaning specified in the introductory paragraph hereto. References to the “Lenders” shall include Bank of America, including in its capacity as Issuing Bank and Swing Line Bank; for purposes of clarification only, to the extent that Bank of America may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Bank, its status as such will be specifically referenced.
“Lender Party” means, collectively, each Lender, the Swing Line Bank and the Issuing Bank.
“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Borrower and the Agent.
“Letter of Credit” means any (a) letter of credit (whether a commercial letter of credit or standby letter of credit) that is Issued by the Issuing Bank pursuant to Article III and (b) each Existing Letter of Credit.
“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 3.07(a).
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or preferential arrangement in the nature of a security interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing (other than equal and ratable clauses), but not including the interest of a lessor under an operating lease which is otherwise permitted to be effected pursuant to this Agreement.
“Loan” means an extension of credit by a Lender to the Borrower under Article II or Article III in the form of a Revolving Loan, Swing Line Loan or L/C Borrowing.
“Loan Documents” means this Agreement, the Existing Credit Agreement, any Notes, the Engagement Letter, the L/C-Related Documents, the Guaranty and all other documents and certificates delivered to the Agent or any Lender in connection herewith, as the same may be amended, restated, supplemented or otherwise modified from time to time (but specifically excluding any Cash Management Agreement with a Cash Management Bank and any Swap Contract with a Hedge Bank).
“Majority Lenders” means at any time, Lenders holding more than 50% of the then aggregate Commitments or, if the Commitments have been terminated, Lenders holding more than 50% of the then unpaid principal amount of Loans and L/C Obligations; provided that the Commitment of any Defaulting Lender shall be excluded for the purposes of making a determination of Majority Lenders.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Company and its Subsidiaries (other than Excluded Subsidiaries) taken as a whole, or of the Company and its Subsidiaries (including Excluded Subsidiaries) taken as a whole; (b) a material impairment of the ability of the Borrower or any Guarantor to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions or, during the immediately preceding five plan (5) years, has made, or been obligated to make, contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded from such determination, to the extent otherwise included therein, (a) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of, or without any third-party consent required by, its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (b) any non-cash goodwill or intangible asset impairment charges resulting from the application of FAS 141, 141R or 142, as applicable, and non-cash charges relating to the amortization of intangibles resulting from the application of FAS 141 or 141R, as applicable, (c) non-cash, deferred financing charges, (d) income and losses with respect to operations disposed of in accordance with Section 8.02 or with respect to “discontinued operations” (as determined in accordance with GAAP), (e) gains and losses from dispositions permitted under Section 8.02 or with respect to “discontinued operations” (as determined in accordance with GAAP), (f) non-cash charges related to the effect of changes in accounting principles (all of which are in accordance with GAAP) and (g) unusual and non-recurring gains and losses.
“Non-Ratable Loan(s)” has the meaning specified in Section 2.06.

“Note” means a promissory note or an amended and restated promissory note, as applicable, executed by the Borrower in favor of a Lender pursuant to Section 2.02(b), in substantially the form of Exhibit F-1, with respect to Revolving Loans, and Exhibit F-2, with respect to Swing Line Loans.
“Notice of Borrowing” means a notice in substantially the form of Exhibit A or such other form as approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B or such other form as approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Obligations” means (a) all (i) advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Guarantor arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (ii) obligations of the Company or any Subsidiary under any Cash Management Agreement with a Cash Management Bank or any Swap Contract with a Hedge Bank and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Guarantor or any Affiliate thereof of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding regardless of whether such interest and fees are allowed claims in such Insolvency Proceeding; provided that the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any limited liability company, the certificate of formation, the operating agreement and any instruments relating to the rights of members of such limited liability company and all applicable resolutions of the governing body of such limited liability company and (c) for any other business entity, the documentation equivalent to the foregoing applicable to such business entity.
“Original Closing Date” means July 28, 2014.
“Other Taxes” means any present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.
“Participant” has the meaning specified in Section 11.08(c).
“Participant Register” has the meaning specified in Section 11.08(c).
“Patriot Act” has the meaning specified in Section 11.17.
“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means an Acquisition by the Company or any Subsidiary which meets the following criteria:
(1)No Default or Event of Default has occurred and is continuing at the time of the consummation of such Acquisition and no Default or Event of Default would occur after giving effect to such Acquisition;
(2)The target company or operations shall be in a same or similar line of business as the Company or any of its Subsidiaries is engaged in;
(3)The Total Leverage Ratio as of the date of such Acquisition (after giving effect thereto on a Pro Forma Basis) is less than the applicable Adjusted Total Leverage Threshold;
(4)Such Acquisition shall be consensual and shall have been approved by the applicable target company’s or seller’s board of directors;
(5)The Company shall have complied with Section 7.15 with respect to each new Subsidiary created or acquired in connection with such Acquisition (other than Excluded Subsidiaries); and
(6)For each Acquisition with respect to which the sum of the Cash Consideration and non-cash consideration paid, incurred or assumed by the Company exceeds $30,000,000, the Company shall have delivered to the Agent and the Lenders a certificate executed by a Responsible Officer of the Company, demonstrating to the satisfaction of the Agent that, after giving effect to such Acquisition on a Pro Forma Basis, the Company is in compliance with clause (3) of this definition, Section 8.04(k) (if applicable) and Section 8.15, and certifying to clause (1) above; provided that the requirements of this clause (6) shall not be applicable if after giving effect to such Acquisition the Total Leverage Ratio as of the date of such Acquisition (after giving effect thereto on a Pro Forma Basis) is less than 3.00:1.00.
“Permitted Liens” has the meaning specified in Section 8.01.
“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 7.02.
“Post-Acquisition Covenant Relief Period” means a period commencing on the first day of the fiscal quarter in which the effectiveness of a Permitted Acquisition occurs and ending on the last day of the third fiscal quarter immediately succeeding the fiscal quarter in which such Permitted Acquisition occurs, provided that (x) the Company has delivered to the Agent written notice thereof, not less than ten (10) Business Days prior to the effectiveness of such Permitted Acquisition, and (y) there shall be not more than three (3) Post-Acquisition Covenant Relief Periods during the term of this Agreement.
“Pro Forma Basis” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the most recent four (4) fiscal quarter period preceding the date of such Specified Transaction for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b): (a)(i) with respect to any Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in this Section 1.01 and (B) such items are supported by financial statements or other information satisfactory to the Agent, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Company or any Subsidiary (and if such Indebtedness has a floating or formula rate of interest, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (x) Pro Forma Basis in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Company and (y) any such calculation on a Pro Forma Basis may include adjustments calculated in accordance with Regulation S-X under the Securities Act (subject to the applicable limitations set forth in the definition of EBITDA) so long as any such adjustments are not duplicative of any cost savings or synergies added to EBITDA pursuant to clause (g) of the definition thereof (or otherwise).
“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Revolving Loan Commitment divided by the aggregate Revolving Loan Commitments of all Lenders.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.23.
“Reconciliation Certificate” means a certificate executed by a Responsible Officer of the Company providing a reconciliation report of the Company and its Subsidiaries on a consolidated basis, setting forth a calculation of the financial covenants set forth in Sections 8.14 and 8.15 hereof, but, including, for the purposes of such reconciliation, the financial information of all Excluded Subsidiaries of the Company to the extent previously excluded from the calculation thereof, in a form and accompanied by such detail and documentation as shall be requested by the Agent in its reasonable discretion.
“Register” has the meaning specified in Section 11.08(b).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, officers, directors, employees, advisors, agents, trustees, administrators, managers, consultants, service providers, representatives and attorneys-in-fact of such Person and such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority not subject to a stay order issued by a court of competent jurisdiction, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Rescindable Amount” has the meaning specified in Section 2.12(c).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, the chief executive officer, chief operating officer, the president, or the chief financial officer of such Person, or any other officer having substantially the same authority and responsibility as the chief financial officer; or, with respect to compliance with financial covenants, the chief financial officer, vice president-finance, the treasurer or an assistant treasurer of such Person, or any other officer having substantially the same authority and responsibility; and solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of such Person designated in or pursuant to an agreement between such Person and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or a Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person. To the extent requested by the Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Agent, appropriate authorization documentation, in form and substance satisfactory to the Agent.
“Restatement Date” means May 4, 2022.
“Restricted Payments” has the meaning specified in Section 8.10.
“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Loan Commitment”, as to each Lender, has the meaning specified in Section 2.01. The aggregate Revolving Loan Commitments of all of the Lenders on the Restatement Date shall be SIX HUNDRED MILLION DOLLARS ($600,000,000).
“Revolving Termination Date” means the earlier to occur of:
(a)May 4, 2027; and
(b)the date on which the Revolving Loan Commitments terminate in accordance with the provisions of this Agreement.
“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 4.05(b)(ii).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means 0.10% (10 basis points).
“SOFR Daily Floating Rate” means, for any interest calculation with respect to a Swing Line Loan on any date, a fluctuating rate of interest, which can change on each Business Day, equal to the Term SOFR Screen Rate, two (2) U.S. Government Securities Business Days prior to such day, with a term equivalent to one (1) month beginning on that date; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then the SOFR Daily Floating Rate means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto; in each case, plus the applicable SOFR Adjustment; provided, further, that, if the SOFR Daily Floating Rate would otherwise be less than zero, the SOFR Daily Floating Rate shall be deemed zero for purposes of this Agreement.
“Solvent” means, when used with respect to any Person, that as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will as of such date, exceed the amount that will be required to pay all “liabilities of such Person, contingent or otherwise” (whether or not reflected on a balance sheet prepared in accordance with GAAP), as of such date (as such quoted terms are determined in accordance with the Bankruptcy Code or other applicable bankruptcy, insolvency or other debtor relief laws) as such debts become due and payable, (b) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct their business taking into account the particular capital requirements of such Person and its projected capital requirements and availability and (c) such Person will be able to pay their debts as they mature, taking into account the timing of and amounts of cash to be received by such Person, and the timing and amounts of cash to be payable on or in respect of indebtedness of such Person. For the purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, or unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, real or equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right of payment whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
“Specified Asset Sale” means each asset disposition described in Schedule 8.02 to this Agreement.
“Specified Transaction” means (a) any Acquisition, any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Company, any Disposition of a business unit, line of business or division of the Company or any Subsidiary or (b) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.
“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.
“Successor Rate” has the meaning specified in Section 4.05(b).

“Supported QFC” has the meaning specified in Section 11.23.
“Surety Instruments” means all letters of credit (including, without limitation, standby, commercial and documentary), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
“Swap Obligations” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).
“Swing Line Bank” means Bank of America, in its capacity as provider of the Swing Line Loans.
“Swing Line Loan” has the meaning specified in Section 2.01(b).
“Swing Line Loan Maximum Amount” means the lesser of (a) $50,000,000, as the same shall be reduced as a result of a reduction in the Swing Line Loan Maximum Amount pursuant to Section 2.05, and (b) the aggregate Revolving Loan Commitments. The Swing Line Loan Maximum Amount is part of, and not in addition to, the aggregate Revolving Loan Commitments.
“Swing Line Rate” means the SOFR Daily Floating Rate plus the Applicable Margin for Term SOFR Loans.
“Swing Line Termination Date” means the earlier to occur of:
(c)May 4, 2027; and
(d)the Revolving Termination Date.
“Tangible Assets” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the total assets of the Company and its Subsidiaries on that date minus goodwill and other intangible assets of the Company and its Subsidiaries on that date, as determined in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided, that, if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” has the meaning specified in Section 4.05(b).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Total Leverage Ratio” means, with respect to the Company and its Subsidiaries (other than Excluded Subsidiaries), on a consolidated basis, as of any date of determination, the ratio of (a) total consolidated Indebtedness as of such date, to (b) EBITDA for the four (4) fiscal quarter period then most recently ended for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b).
“Total Leverage Threshold” means, with respect to any period of calculation, (x) the last day of which occurs during a Post-Acquisition Covenant Relief Period, 4.00:1.00 and (y) ending at all other times, 3.75:1.00.
“Type” means, with respect to any Borrowing, its nature as a Base Rate Loan or a Term SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” each means the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 3.03(a).
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock

Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.23.
“Wholly-Owned Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity in which (other than directors’ or other qualifying shares required by law) 100% of the equity interests of each class having ordinary voting power, and 100% of the equity interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both. Unless the context otherwise clearly requires, references herein to a “Wholly-Owned Subsidiary” refer to a Wholly-Owned Subsidiary of the Company.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (C) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (D) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (E) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (F) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
(e)This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.
(f)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03Accounting Principles.
(a)Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited annual consolidated financial statements of the Company and its Subsidiaries dated December 31, 2021; provided, however, subject to clause (b) below, that for purposes of all computations required to be made with respect to compliance by the Company with Sections 8.14 and 8.15 and the definition of the term “Permitted Acquisition”, such terms and data shall made in accordance with GAAP as in effect on the Restatement Date, applied in a manner consistent with those used in preparing the financial statements referred to in Sections 6.11(a)(x) and (y). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Majority Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Total Leverage Ratio (including for purposes of determining the Applicable Margin) and the Interest Coverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable four (4) fiscal quarter period to which such calculation relates, and/or subsequent to the end of such four (4) fiscal quarter period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Total Leverage Ratio and/or the Interest Coverage Ratio for purposes of determining (x) compliance with Sections 8.14 and/or 8.15 (for purposes of Section 7.02(b)) and/or (y) the Applicable Margin, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable four (4) fiscal quarter period shall not be given pro forma effect.
(d)Fiscal Year; Fiscal Quarters. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.
1.04Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of the L/C Application or any other document, agreement and instrument entered into by the Issuing Bank and the Company (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.05Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
Article II

THE CREDITS
1.01Amounts and Terms of Commitments.
(a)Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Borrower (the “Revolving Loans”) from time to time on any Business Day during the period from the Restatement Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time the amount set forth on Schedule 2.01 for such Lender (such amount, as the same may be (x) reduced under Section 2.05 or as a result of one or more assignments under Section 11.08 or (y) increased under Section 2.17 or as a result of one or more assignments under Section 11.08, the Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans (exclusive of Revolving Loans, Swing Line Loans and L/C Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans), the Effective Amount of all outstanding Revolving Loans, Swing Line Loans and L/C Obligations, shall not at any time exceed the aggregate Revolving Loan Commitment set forth on Schedule 2.01, as such may be reduced under Section 2.05; and provided further, that the Effective Amount of the Revolving Loans of any Lender plus the participation of such Lender in the Effective Amount of all Swing Line Loans and L/C Obligations shall not at any time exceed such Lender’s Revolving Loan Commitment. Within the limits of each Lender’s Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.06 and reborrow under this Section 2.01(a).

(b)Subject to the terms and conditions set forth herein, the Swing Line Bank, in reliance upon the agreements of the other Lenders set forth in Section 2.03(b), may, in its sole discretion make loans to the Borrower (the “Swing Line Loans”) from time to time on any Business Day during the period from the Restatement Date to the Swing Line Termination Date in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Loan Maximum Amount; provided, after giving effect to any Borrowing of Swing Line Loans, the Effective Amount of all outstanding Swing Line Loans shall not at any time exceed the Swing Line Loan Maximum Amount; and provided, further, that the Effective Amount of all outstanding Revolving Loans, Swing Line Loans and L/C Obligations shall not at any time exceed the aggregate Revolving Loan Commitment set forth on Schedule 2.01, as such may be reduced under Section 2.05. Prior to the Swing Line Termination Date, the Borrower may use the Swing Line Loan Maximum Amount by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Swing Line Loans shall bear interest at the Swing Line Rate and shall not be entitled to be converted into Loans that bear interest at any other rate.
1.02Loan Accounts.
(a)The Loans made by each Lender and the Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by such Lender or Issuing Bank, as the case may be, in the ordinary course of business. The Agent shall maintain the Register in accordance with Section 11.08(b). The accounts or records maintained by the Issuing Bank and each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to the Borrower, and the Letters of Credit Issued for the account of the Borrower, and the interest and payments thereon. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control absent manifest error. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.
(b)Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall record on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to make such recordations on its Note(s) and each Lender’s record shall be deemed prima facie correct; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Lender.
1.03Procedure for Borrowing.
(a)Revolving Loans. (i) Each Borrowing (other than a L/C Borrowing or a Borrowing of Swing Line Loans) shall be made upon the Borrower’s irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 1:00 p.m. (New York time) (x) two (2) Business Days prior to the requested Borrowing Date, in the case of Term SOFR Loans, and (y) on the date of the requested Borrowing Date, in the case of Base Rate Loans), in each case specifying:
(A)the amount of the Borrowing, which shall be in an aggregate minimum amount of $500,000, or any multiple of $100,000 in excess thereof, in the case of Base Rate Loans, and $1,000,000, or any multiple of $500,000 in excess thereof, in the case of Term SOFR Loans;
(B)the requested Borrowing Date, which shall be a Business Day;
(C)the Type of Loans comprising the Borrowing; and

(D)the duration of the Interest Period applicable to such Term SOFR Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Term SOFR Loans, such Interest Period shall be one month;
provided, however, that with respect to the Borrowing to be made on the Restatement Date, the Notice of Borrowing shall be delivered to the Agent not later than 1:00 p.m. (New York time) on the Restatement Date and such Borrowing will consist of Base Rate Loans only except as provided in Section 2.04(g).
(ii)The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing.
(iii)Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Borrower at the Agent’s Payment Office by 1:00 p.m. (New York time) on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. The Agent shall make available to the Borrower the proceeds of all such Loans received by the Agent from Lenders, together with such additional amount, if any, as the Agent may elect to make available to the Borrower in accordance with Section 2.13, by 3:00 p.m. (New York time) on such Borrowing Date at such office by crediting the account of the Borrower on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.
(iv)After giving effect to any Borrowing and any conversion or continuation of Term SOFR Loans, unless the Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.
(b)Swing Line Loans. (i) Subject to Section 2.01(b), the Borrower may borrow under the Swing Line Loan Maximum Amount on any Business Day until the Swing Line Termination Date; provided that the Borrower shall give the Agent irrevocable written notice (which notice must be received by the Agent prior to 1:00 p.m. (New York time)) and the Agent shall promptly deliver to the Borrower and the Swing Line Bank a confirmation of such notice specifying the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Bank to the Borrower in immediately available funds at the office of the Swing Line Bank by 3:00 p.m. (New York time) on the date of such notice. The Borrower may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Agent prior to 1:00 p.m. (New York time) on any Business Day of the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.
(ii)The Agent, acting upon the demand of the Swing Line Bank, at any time in the Swing Line Bank’s sole and absolute discretion, shall on behalf of the Borrower (which hereby irrevocably directs the Agent to so act on its behalf) notify each Lender (including the Swing Line Bank) to make a Revolving Loan to the Borrower in a principal amount equal to such Lender’s Pro Rata Share of the amount of any outstanding Swing Line Loan, unless any Lender or Lenders shall be obligated, pursuant to Section 2.01(a), to make funds available to the Agent on the date such notice is given in an aggregate amount equal to or in excess of such Swing Line Loan, in which case such funds shall be applied by the Agent first to repay such Swing Line Loan and any remaining funds shall be made available to the Borrower in accordance with Section 2.01(a); provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 9.01(f) or (g). Upon notice from the Agent, following any demand by the Swing Line Bank, each Lender (other than the Swing Line Bank) will immediately transfer to the Agent, for transfer to the Swing Line Bank, in immediately available funds, an amount equal to such Lender’s

Pro Rata Share of the amount of such Swing Line Loan so repaid. Each Lender’s obligation to transfer the amount of such Revolving Loan to the Agent shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Bank, (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Loan Commitment, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement by the Borrower or any other Person or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(iii)Notwithstanding anything herein to the contrary, the Swing Line Bank (i) shall not be obligated to make any Swing Line Loan if the conditions set forth in Article V have not been satisfied and (ii) shall not make any requested Swing Line Loan if, prior to 2:00 p.m. (New York time) on the date of such requested Swing Line Loan, it has received a written notice from the Agent or any Lender directing it not to make further Swing Line Loans because one or more of the conditions specified in Article V are not then satisfied.
(iv)If prior to the making of a Loan required to be made by Section 2.03(b)(ii) an Event of Default described in Section 9.01(f) or (g) shall have occurred and be continuing (or, if for any other reason any Swing Line Loan cannot be refinanced with a borrowing of Revolving Loans pursuant to Section 2.03(b)(ii)), each Lender will, on the date such Loan was to have been made pursuant to the notice described in Section 2.03(b)(ii), purchase an undivided participating interest in the outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans then outstanding. Each Lender will immediately transfer to the Agent for the benefit of the Swing Line Bank, in immediately available funds, the amount of its participation.
(v)Whenever, at any time after a Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Bank receives any payment on account thereof, the Swing Line Bank will distribute to the Agent for delivery to each Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Lender will return to the Agent for delivery to the Swing Line Bank any portion thereof previously distributed by the Swing Line Bank to it.
(vi)Each Lender’s obligation to make the Loans referred to in Section 2.03(b)(ii) and to purchase participating interests pursuant to Section 2.03(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(vii)If any Lender fails to make available to the Agent for the account of the Swing Line Bank any amount required to be paid by such Lender pursuant to Section 2.03(b)(ii) or Section 2.03(b)(iv), then, without limiting the other provisions of this Agreement, the Swing Line Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in respect of the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vii) shall be conclusive absent manifest error.
1.04Conversion and Continuation Elections.
(a)The Borrower may, upon irrevocable written notice to the Agent in accordance with the provisions of this Section 2.04:
(i)elect, as of any Business Day, in the case of Base Rate Loans (other than Swing Line Loans), or as of the last day of the applicable Interest Period, in the case of Term SOFR Loans, to convert any such Loans (or any part thereof in an aggregate minimum amount of $500,000, or any multiple of $100,000 in excess thereof, in the case of Base Rate Loans, and $1,000,000, or any multiple of $500,000 in excess thereof, in the case of Term SOFR Loans) into Loans of any other Type; or
(ii)elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof);
provided, that if at any time the aggregate amount of Term SOFR Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Term SOFR Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Term SOFR Loans shall terminate.
(b)The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 1:00 p.m. (New York time) (i) at least two (2) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Term SOFR Loans, and (ii) on the date of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:
(i)the proposed Conversion/Continuation Date;
(ii)the aggregate amount of Loans to be converted or continued;
(iii)the Type of Loans resulting from the proposed conversion or continuation; and
(iv)other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.
(c)If upon the expiration of any Interest Period applicable to Term SOFR Loans, the Borrower has failed to submit or complete a notice in accordance with Section 2.04(b), the Borrower shall be deemed to have elected to convert such Term SOFR Loans into a one month Term SOFR Loan, provided, however, if any Default or Event of Default then exits, the Borrower shall be deemed to have elected to convert such Term SOFR Loans into a Base Rate Loan.
(d)The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Lender of the details of any automatic continuation or conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Lender.
(e)Unless the Majority Lenders otherwise consent, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a Term SOFR Loan.
(f)After giving effect to any conversion or continuation of Term SOFR Loans, unless the Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.
(g)It is understood and agreed that any outstanding revolving credit extension that is a Eurodollar Rate Loan (as defined in the Existing Credit Agreement) shall continue as a Eurodollar Rate Loan (as defined in the Existing Credit Agreement) until the end of the current interest period(s) applicable thereto, and any provisions of the Existing Credit Agreement applicable to such loans are incorporated herein by reference, mutatis mutandis, and the parties hereto hereby agree that such provisions shall continue to apply to such loans until the end of the current interest period(s) applicable thereto.
(h)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Lender.
1.05Termination or Reduction of Commitments. The Borrower may, upon not less than three (3) Business Days’ prior written notice to the Agent, terminate the Revolving Loan Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $1,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, (i) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the amount of the Revolving Loan Commitments then in effect, (ii) the Effective Amount of all Swing Line Loans then outstanding would exceed the Swing Line Loan Maximum Amount or (iii) the Effective Amount of all L/C Obligations would exceed the L/C Commitment. If and to the extent specified by the Borrower in the notice to the Agent, some or all of the reduction in the Revolving Loan Commitments shall be applied to reduce the L/C Commitment and/or the Swing Line Loan Maximum Amount. If after giving effect to any reduction or termination of Revolving Loan Commitments under this Section 2.05, the L/C Commitment or the Swing Line Loan Maximum Amount would exceed the amount of the Revolving Loan Commitments at such time, the L/C Commitment or the Swing Line Loan Maximum Amount, as the case may be, shall be automatically reduced by the amount of such excess. Once reduced in accordance with this Section, the Revolving Loan Commitments may not be increased. Any reduction of the Revolving Loan Commitments shall be applied to each Lender according to its Pro Rata Share. All accrued Commitment Fees and Letter of Credit Fees to, but not including, the effective date of any reduction or termination of the Revolving Loan Commitments shall be paid on the effective date of such reduction or termination.
1.06Optional Prepayments. Subject to Section 4.04, the Borrower may, at any time or from time to time, upon irrevocable notice to the Agent by 1:00 p.m. (New York time) (x) at least two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (y) on the date of prepayment of Base Rate Loans, prepay Loans ratably among the Lenders in whole or in part without penalty, in minimum amounts of $500,000, or any multiple of $100,000 in excess thereof, in the case of Base Rate Loans, and $500,000, or any multiple of $500,000 in excess thereof, in the case of Term SOFR Loans; provided that if due to a Defaulting Lender’s failure to fund any requested Borrowing, Loans are made not in accordance with the Lenders’ respective Pro Rata Shares (each such Loan, a “Non-Ratable Loan”) then such prepayment shall be applied first to Non-Ratable Loans, then in the order that the Borrower may specify. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.
1.07Mandatory Prepayments of Loans.
(a)The Borrower shall promptly, but in any event within two (2) Business Days, prepay the outstanding principal amount of the Revolving Loans and/or Swing Line Loans on any date on which the aggregate outstanding principal amount of such Loans together with the Effective Amount of the L/C Obligations (after giving effect to any other repayments or prepayments on such day) exceeds the aggregate Revolving Loan Commitment, including, without limitation, due to a reduction of the Revolving Loan Commitment pursuant to Section 2.05, in the amount of such excess, or if any such excess remains after a prepayment in full hereunder of all outstanding Loans, the Borrower shall Cash Collateralize the outstanding Letters of Credit to the extent of such remaining excess.
(b)If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Borrower shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the aggregate L/C Commitment.
(c)General. Any prepayments pursuant to this Section 2.07 shall be applied first to any Base Rate Loans and Swing Line Loans then outstanding, then to Term SOFR Loans in the order of the shortest Interest Periods remaining and then to any amounts due under any Swap Contract between the Company or any Subsidiary and any Hedge Bank and any Cash Management Agreement between the Company or any Subsidiary and any Cash Management Bank, ratably among the Lenders, such Hedge Banks and such Cash Management Banks, as applicable; provided that if due to a Defaulting Lender’s failure to fund any requested Borrowing, there are Non-Ratable Loans outstanding at the time of any prepayment, such prepayment shall be applied first to Non-Ratable Loans and then in accordance with the foregoing order. The Borrower shall pay, together with each prepayment under this Section 2.07, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.04.
1.08Repayment.
(a)Revolving Loans. The Borrower shall repay to the Lenders on the Revolving Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.
(b)Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date that is ten (10) Business Days after such Loan is made and (ii) the Swing Line Termination Date.
1.09Interest.
(a)Each Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to either Term SOFR or the Base Rate, as the case may be, plus the Applicable Margin (and subject to the Borrower’s right to convert to other Types of Loans under Section 2.04). Swing Line Loans shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Swing Line Rate.
(b)Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Lenders.
(c)Notwithstanding Section 2.09(a), while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations under the Loan Documents, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans; and in the case of Obligations under the Loan Documents not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Term SOFR Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2% (the “Default Rate”).
(d)Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the actual term of the Obligations hereunder.
1.10Fees.
(a)Agency Fees. The Borrower shall pay the fees to the Agent for the Agent’s own account, as required by the letter agreement (“Engagement Letter”) among the Company, the Borrower, BofA Securities, Inc. and the Agent, dated April 8, 2022.
(b)Commitment Fees. The Borrower shall pay to the Agent for the account of each Lender a commitment fee (“Commitment Fee”) on the average daily unused portion of such Lender’s Revolving Loan Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, at the Applicable Margin per annum. For purposes of calculating utilization under this Section, the Revolving Loan Commitment shall be deemed used to the extent of the Effective Amount of Revolving Loans then outstanding, plus the Effective Amount of L/C Obligations then outstanding but excluding for the purposes of calculating utilization under this Section the Effective Amount of Swing Line Loans. Such Commitment Fee shall accrue from the Restatement Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Revolving Loan Commitment under Section 2.05, the accrued Commitment Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Commitment Fees provided in this Section shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.
1.11Computation of Fees and Interest.
(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders and shall be prima facie evidence of such interest rate. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or the Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.
(c)If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall (x) immediately deliver to the Agent a corrected Compliance Certificate for such period or periods, (y) determine the amount of interest and fees that should have been paid for such period based upon the corrected Compliance Certificate and (z) immediately and retroactively be obligated to pay to the Agent for the account of the Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company or the Borrower under the Bankruptcy Code, automatically and without further action by the Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Lender or the Issuing Bank, as the case may be, under Section 2.09(c) or 3.03(c) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
1.12Payments by the Borrower.
(a)All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders at the Agent’s Payment Office, and shall be made in dollars and in immediately available funds, (i) solely for the purpose of calculating the accrual of interest on the outstanding Obligations, no later than 1:00 p.m. (New York time) on the date specified herein and (ii) for all other purposes, no later than 6:00 p.m. (New York time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than the time specified herein shall be deemed to have been received on the following Business Day and any applicable interest or fees shall continue to accrue for the day actually received.
(b)Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
(c)Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. With respect to any payment that the Agent makes for the account of the Lenders or the Issuing Bank hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) the Borrower has not in fact made such payment; (ii) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (iii) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
1.13Payments by the Lenders to the Agent.
(a)Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon (New York time) on the date of such Borrowing) that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date (and, in the case of a Borrowing of Base Rate Loans, that each Lender has made such amount at the time required by Section 2.03) and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, such Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If the Borrower makes any payment to the Agent in respect of any Lender’s unfunded share of a Borrowing, the amount of such Lender’s Loan included in such Borrowing shall be reduced by the amount paid to the Borrower. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and, if the Borrower has made any payment in respect of such Lender’s share under this Section, the Agent shall forward such amounts to the Borrower. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.
(b)The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.11 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.11 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except as otherwise provided herein, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.11.
(c)If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
1.14Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.
1.15Cash Collateral.
(a)Certain Credit Support Events. Upon the request of the Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the Effective Amount of all L/C Obligations as of such date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the Issuing Bank or the Swing Line Bank, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing (or interest bearing if the Agent so agrees) deposit accounts at Bank of America. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Bank and the Lenders (including the Swing Line Bank), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.16(a)(v), after giving effect to Section 2.16(a)(v) and any Cash Collateral provided by the Defaulting Lender).
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.07, 2.16, 3.01 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.08(g))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of

Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.04 during the continuance of an Event of Default), and (y) the Person providing Cash Collateral and the Issuing Bank or Swing Line Bank, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
1.16Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.10), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swing Line Bank hereunder; third, if so determined by the Agent or requested by the Issuing Bank or Swing Line Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.10(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.07.

(iv)Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03(b), 3.02 and 3.03, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Revolving Loans of that Lender.
(v)Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Bank’s Fronting Exposure and (B) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(b)Defaulting Lender Cure. If the Borrower, the Agent, the Swing Line Bank and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)With respect to any Cash Collateral provided by the Borrower in connection with a Swing Line Loan or Letter of Credit due to the existence of a Defaulting Lender, the relevant Defaulting Lender shall pay to the Borrower the amount of the Borrower’s “negative carry” with respect to such Cash Collateral which the parties hereto agree shall be equal to interest accruing at a rate equal to the Base Rate plus the Applicable Margin on the amount of such Cash Collateral during the period it was provided to the Swing Line Bank or Issuing Bank, as applicable, less any interest income earned on such Cash Collateral.
1.17Increase in Commitments.
(a)Borrower Request. The Borrower may by written notice to the Agent request from time to time prior to the Revolving Termination Date, an increase to the existing Revolving Loan Commitments (each, an “Incremental Revolving Commitment”) in an aggregate amount for all such increases taken together not in excess of $200,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Revolving Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment. Each Incremental Revolving Commitment shall be in an aggregate amount of

$10,000,000 or any whole multiple of $500,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Revolving Commitments set forth above).
(b)Conditions. The Incremental Revolving Commitments shall become effective as of the applicable Increase Effective Date upon the satisfaction of each of the following conditions:
(i)no Default or Event of Default shall exist or shall result from the borrowings to be made on, or the effectiveness of the Incremental Revolving Commitments on, such Increase Effective Date;
(ii)the representations and warranties in Article VI and the other Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties that are qualified by materiality provisions, true and correct in all respects) on and as of such Increase Effective Date with the same effect as if made on and as of such Increase Effective Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of representations and warranties that are qualified by materiality provisions, true and correct in all respects) as of such earlier date) and except that for purposes of this Section 2.17(b), the representations and warranties contained in Section 6.11(a) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01;
(iii)on a Pro Forma Basis (assuming the Incremental Revolving Commitments are fully drawn), the Borrower shall be in compliance with each of the covenants set forth in Sections 8.14 and 8.15;
(iv)the Borrower shall make any breakage payments in connection with any adjustment of Revolving Loans pursuant to Section 4.04; and
(v)the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Restatement Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Agent.
(c)Terms of New Loans and Commitments. The terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans (other than any customary closing fees payable on new Commitments).
The Incremental Revolving Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Agent and each Lender making such Incremental Revolving Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 11.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.17, other than any amendments requiring the consent of all of the Lenders affected thereby under Section 11.01. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments made pursuant to this Agreement. This Section 2.17 shall supersede any provisions in Section 2.14 or Section 11.01 to the contrary.
(d)Adjustment of Revolving Loans. Each Lender that is acquiring an Incremental Revolving Commitment on an Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Lenders pro rata based on their Revolving Loan Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Loans on such Increase

Effective Date, the Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(a).
(e)Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty.
Article III

THE LETTERS OF CREDIT
1.01The Letter of Credit Subfacility.
(a)On the terms and conditions set forth herein (i) the Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Article III, (A) from time to time on any Business Day during the period from the Restatement Date to the Letter of Credit Expiration Date to Issue Letters of Credit for the account of the Company, the Borrower or any Subsidiary of the Borrower, and to amend or renew Letters of Credit previously Issued by it, in accordance with Sections 3.02(c) and (d), and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Company, the Borrower or any Subsidiary of the Borrower; provided, that the Issuing Bank shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the Effective Amount of all L/C Obligations and Swing Line Loans plus the Effective Amount of all Revolving Loans exceeds the aggregate Revolving Loan Commitment, (2) the participation of any Lender in the Effective Amount of all L/C Obligations and Swing Line Loans plus the Effective Amount of the Revolving Loans of such Lender exceeds such Lender’s Revolving Loan Commitment or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.
(b)The Issuing Bank shall not Issue any Letter of Credit if:
(i)subject to Section 3.02(c), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Majority Lenders approved such expiry date; or
(ii)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(c)The Issuing Bank is under no obligation to Issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which the Issuing Bank in good faith deems material to it;

(ii)the Issuing Bank has received written notice from any Lender, the Agent or the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;
(iii)any requested Letter of Credit is not otherwise in form and substance reasonably acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate one or more policies of the Issuing Bank applicable to letters of credit generally;
(iv)such Letter of Credit is (x) in a face amount less than $25,000, unless such lesser amount is approved by the Agent and the Issuing Bank, or (y) is to be denominated in a currency other than Dollars; or
(v)any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be Issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(d)The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(e)The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(f)The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and all L/C-Related Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article X included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.
1.02Issuance, Amendment and Renewal of Letters of Credit.
(a)Each Letter of Credit shall be Issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Agent) in the form of an L/C Application or an L/C Amendment Application, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application or L/C Amendment Application must be received by the Issuing Bank and the Agent not later than 1:00 p.m. (New York time) at least two (2) Business Days (or such later date and time as the Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed Issuance Date or date of amendment, as the case may be. In the case of a request for an initial Issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed Issuance Date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Amendment Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require. Additionally, the Borrower shall furnish to the Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit Issuance or amendment, including any L/C-Related Documents, as the Issuing Bank or the Agent may require.
(b)Promptly after receipt of any L/C Application or L/C Amendment Application, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy thereof from the Borrower and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Agent or the Borrower, at least one (1) Business Day prior to the requested date of Issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, Issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
(c)If the Borrower so requests in any applicable L/C Application or L/C Amendment Application, the Issuing Bank may, in its sole discretion, agree to Issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.01(b) or (c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Majority Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
(d)The Issuing Bank may, at its election (or as required by the Agent at the direction of the Majority Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.
(e)This Agreement shall control in the event of any conflict with any L/C-Related Document.
(f)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.
1.03Drawings and Reimbursements.

(a)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Agent thereof. Not later than 11:00 a.m. (New York time) on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Bank by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing). Any notice given by the Issuing Bank or the Agent pursuant to this Section 3.03(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(b)Each Lender shall upon any notice pursuant to Section 3.03(a) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Bank at the Agent’s Payment Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York time) on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 3.03(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Issuing Bank.
(c)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason or Cash Collateralized, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced or Cash Collateralized, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the Issuing Bank pursuant to Section 3.03(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Article III.
(d)Until each Lender funds its Loan or L/C Advance pursuant to this Section 3.03 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.
(e)Each Lender’s obligation to make Loans or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 3.03, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 3.03 is subject to the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
(f)If any Lender fails to make available to the Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.03 by the time specified in Section 3.03(b), then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.
1.04Repayment of Participations.
(a)At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.03, if the Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Agent.
(b)If any payment received by the Agent for the account of the Issuing Bank pursuant to Section 3.03(a) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
1.05Role of the Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Agent, any of their respective Affiliates, any of their or their respective Affiliates’ Related Parties, nor any correspondent, participant or assignee of the Issuing Bank, shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C-Related Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Agent, any of their respective Affiliates, any of their or their respective Affiliates’ respective Related Parties, nor any correspondent, participant or assignee of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 3.06; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
1.06Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(a)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(b)the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(c)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(d)any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any Insolvency Proceeding; or
(e)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
1.07Letter of Credit Fees.
(a)The Borrower shall pay to the Agent for the account of each of the Lenders a letter of credit fee (a “Letter of Credit Fee”) with respect to the Letters of Credit equal to the Applicable Margin per annum of the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each March, June, September and December based upon Letters of Credit outstanding for that quarter as calculated by the Agent; provided, however, that any Letter of Credit Fee otherwise payable pursuant to this Section 3.07 for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank shall (i) be payable, to the maximum extent permitted by applicable law, to the non-Defaulting Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), (ii) to the extent not allocated to the non-Defaulting Lenders pursuant to the immediately preceding clause (i), be payable to the Issuing Bank for its own account to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender allocable to such Letter of Credit and (iii) to the extent not allocated to the non-Defaulting Lenders pursuant to the immediately preceding clause (i) or to the Issuing Bank pursuant to the immediately preceding clause (ii), not be required to be paid. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Restatement Date, through the Letter of Credit Expiration Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Letter of Credit Expiration Date (or such later expiration date) and thereafter shall be payable on demand. If there is any change in the Applicable Margin during any quarter, the average daily maximum amount available to be drawn under each outstanding Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
(b)The Borrower shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Bank equal to 0.125% per annum of the face amount (or increased face amount, as the case may be) of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which such Letter of Credit is outstanding, commencing on the first such quarterly date to occur after such Letter of Credit is Issued, through the Letter of Credit Expiration Date (or such later date upon which such Letter of Credit shall expire), with the final payment to be made on the Letter of Credit Expiration Date (or such later expiration date) and thereafter shall be payable on demand.
(c)The Borrower shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.
1.08Uniform Customs and Practice; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is Issued (including any such agreement applicable to an Existing Letter of Credit), (a) the rules of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) (the “ISP”) shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) (the “UCP”), shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
1.09Letters of Credit Issued for the Company and Subsidiaries. Notwithstanding that a Letter of Credit Issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Company or any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the Issuance of Letters of Credit for the account of its Subsidiaries or the Company inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries and the Company.
1.10Outstanding Letters of Credit. The Existing Letters of Credit set forth on Schedule 1.01 were issued for the account of the Company, the Borrower or a Subsidiary of the Borrower, as the case may be, prior to the Restatement Date pursuant to the Existing Credit Agreement and will remain outstanding as of the Restatement Date. The Company, the Borrower, the Issuing Bank and each of the Lenders hereby agree with respect to the Existing Letters of Credit that each such Existing Letter of Credit, for all purposes under this Agreement, shall be deemed to be Letters of Credit issued for the account of the Company, the Borrower or a Subsidiary of the Borrower, as the case may be, shall be deemed L/C Obligations, and shall be subject to and governed by the terms and conditions of this Agreement, in each case, from and after the Restatement Date. Each Lender further agrees to participate in each such Existing Letter of Credit in an amount equal to its Pro Rata Share of the stated amount of such Existing Letter of Credit.
Article IV

TAXES, YIELD PROTECTION AND ILLEGALITY
1.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of the Borrower hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by a Requirement of Law. If any Requirement of Law (as determined in the good faith discretion of the Agent) requires the deduction or withholding of any Tax from any such payment by the Agent or the Borrower, then the Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)If the Borrower or the Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)If the Borrower or the Agent shall be required by any Requirement of Law other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Agent, as required by such Requirement of Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Agent, to the extent required by such Requirement of Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Requirement of Law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Indemnification by the Borrower.

(i)The Borrower shall indemnify the Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. The Borrower shall also indemnify the Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 4.01(c)(ii) below.
(ii)Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (B) the Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.08(c) relating to the maintenance of a Participant Register and (C) the Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).
(d)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, as provided in this Section 4.01, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(e)Status of Lenders; Tax Documentation.
(i)Each Lender shall deliver to the Borrower and to the Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(1)executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(2)executed originals of IRS Form W-8ECI,
(3)executed originals of IRS Form W-8IMY and all required supporting documentation,
(4)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E,
(C)executed originals any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made, and
(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Restatement Date.
(iii)Each Lender shall promptly (A) notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, (B) update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so, in the case of any relevant change in circumstances, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(f)Treatment of Certain Refunds. Unless required by a Requirement of Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the Issuing Bank in the event the Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations hereunder.
1.02Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the SOFR Daily Floating Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the SOFR Daily Floating Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans, or to make Swing Line Loans bearing interest at the SOFR Daily Floating Rate, or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Agent), (A) with respect to Term SOFR Loans, prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans

(the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan, and (B) with respect to Swing Line Loans bearing interest at the SOFR Daily Floating Rate, prepay such Swing Line Loans, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to under Section 4.04.
1.03Increased Costs and Reduction of Return.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;
(ii)subject any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the Issuing Bank any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender, Swing Line Loans bearing interest by reference to the SOFR Daily Floating Rate made by the Swing Line Bank or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

1.04Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:
(a)the failure of the Borrower to make on a timely basis any payment of principal of any Term SOFR Loan;
(b)the failure of the Borrower to borrow a Loan, continue a Term SOFR Loan or convert a Loan into a Term SOFR Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;
(c)the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.06;
(d)the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of a Term SOFR Loan on a day that is not the last day of the relevant Interest Period;
(e)the automatic conversion under Section 2.04 of any Term SOFR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; or
(f)the assignment of any Term SOFR Loan on a day that is not the last day of the relevant Interest Period as a result of a request by the Borrower pursuant to Section 4.08(b), including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Term SOFR Loans or from fees payable to terminate the deposits from which such funds were obtained.
1.05Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan or a Swing Line Loan bearing interest at the SOFR Daily Floating Rate, or a conversion of Base Rate Loans to Term SOFR Loans, or a continuation of a Term SOFR Loan, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 4.05(b), and the circumstances under Section 4.05(b)(i) or the Scheduled Unavailability Date has occurred (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan, or Term SOFR in connection with an existing or proposed Base Rate Loan, or the SOFR Daily Floating Rate for any existing or proposed Swing Line Loan, or (ii) the Agent or the Majority Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Term SOFR Loan, or (iii) the Agent or the Swing Line Bank determine that for any reason the SOFR Daily Floating Rate with respect to any proposed Swing Line Loan does not adequately and fairly reflect the cost to the Swing Line Bank of funding such Swing Line Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, (1) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, or to make or maintain Swing Line Loans bearing interest at the SOFR Daily Floating Rate, shall be suspended (to the extent of the affected Term SOFR Loans, affected Swing Line Loans, or Interest Periods, as applicable), and (2) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Majority Lenders described in Section 4.05(a)(ii), until the Agent upon instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (w) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein, (x) the Borrower may revoke any pending request for a Swing Line Loan bearing interest by reference to the SOFR Daily Floating

Rate or, failing that, will be deemed to have converted such request into a request for a Swing Line Loan bearing interest by reference to the Base Rate, (y) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Periods, and (z) any outstanding Swing Line Loans bearing interest by reference to the SOFR Daily Floating Rate shall be repaid in full.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Borrower or Majority Lenders notify the Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that:
(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, or the SOFR Daily Floating Rate, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Agent or such administrator with respect to its publication of Term SOFR or the SOFR Daily Floating Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR, the SOFR Daily Floating Rate or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide such interest periods of Term SOFR or the SOFR Daily Floating Rate after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR, the SOFR Daily Floating Rate or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to Section 4.05(b)(ii), no later than the Scheduled Unavailability Date, Term SOFR and the SOFR Daily Floating Rate will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (any such replacement, a “Successor Rate”). If the applicable Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (a) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (b) if the events or circumstances of the type described in Section 4.05(b)(i) or Section 4.05(b)(ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Agent and the Borrower may amend this Agreement solely for purpose of replacing Term SOFR, the SOFR Daily Floating Rate or any then-current Successor Rate in accordance with this Section 4.05(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such benchmarks which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Successor Rate.” Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Agent written notice that such Majority Lenders object to such amendment.
The Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, such Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
1.06Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error. Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable by the Borrower pursuant to Sections 4.03 or 4.04 with respect to any period commencing more than one hundred eighty (180) days before the delivery of the certificate contemplated by this Section 4.06 unless such amounts are claimed as a result of the retroactive effect of any newly enacted or adopted law, rule or regulation and such certificate is delivered within one hundred eighty (180) days after such enactment or adoption.
1.07Survival. The agreements and obligations of the Borrower in this Article IV shall survive the termination of the Commitments, the payment of all Obligations, the resignation or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, and the Revolving Termination Date.
1.08Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 4.03, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)(i) Upon any Lender’s making a claim for compensation under Section 4.03, or requiring the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, in each case, if such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.08(a), or (ii) if any Lender is a Defaulting Lender, then the Borrower may replace such Lender in accordance with this Section 4.08(b). The Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by causing such Lender to assign its Revolving Loan Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 11.08(a) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender making a claim for compensation or payments under Section 4.01 or 4.03, the replacement of such Lender will result in a reduction in such compensation or payments thereafter. The Lender shall have received payment in full of all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Sections 4.01, 4.03 and 4.04), and the Borrower shall release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Loan Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans. Each party hereto agrees that (i) an assignment required pursuant to this Section 4.08 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding anything in this Section 4.08 to the contrary, (A) the Lender that acts as the Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the Issuing Bank or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to the Issuing Bank) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 10.06.
Article V

CONDITIONS PRECEDENT
1.01Conditions of Effectiveness and Initial Credit Extensions. The effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Restatement Date all of the following, in form and substance satisfactory to the Agent and each Lender (the satisfaction of each Lender being conclusively evidenced by such Lender’s execution and delivery of its counterpart of this Agreement), and in sufficient copies for each Lender:
(a)Credit Agreement and Notes. This Agreement and the Notes (if any) executed by each party thereto;
(b)Resolutions; Incumbency.
(i)Copies of the resolutions of the board of directors of the Company, the Borrower and each Subsidiary that may become party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Restatement Date by the Secretary or an Assistant Secretary of such Person; and
(ii)A certificate of the Secretary or Assistant Secretary of the Company, and each Subsidiary that may become party to a Loan Document certifying the names and true signatures of the officers of the Company, the Borrower or such Subsidiary, as applicable, authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;
(c)Organization Documents; Good Standing. Each of the following documents:

(i)the Organization Documents of the Company, the Borrower and each Subsidiary as in effect on the Restatement Date, certified by the Secretary or Assistant Secretary or Manager of such Person as of the Restatement Date (or, solely with respect to the Guarantors other than the Company, as to any such Organization Documents that have not been amended, modified or terminated since April 3, 2018 or such other date such Guarantor became party to the Guaranty, certifying that such Organization Documents have not been amended, modified or terminated since such date and remain in full force and effect, and true and complete, in the form delivered to the Agent on such date); and
(ii)a good standing certificate for the Company, the Borrower and each Subsidiary from the Secretary of State (or similar, applicable Governmental Authority) of its state of organization as of a recent date;
(d)Legal Opinions. An opinion addressed to the Agent and the Lenders of Baker & Hostetler LLP, counsel to the Borrower and the Company, substantially in the form of Exhibit D-1. An opinion addressed to the Agent and the Lenders of Michael W. Gleespen, general counsel to the Company and its Subsidiaries substantially in the form of Exhibit D-2. Such legal opinions as may be required by the Agent from local counsel to certain Subsidiaries with respect to certain corporate and other matters.
(e)Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Restatement Date, together with Attorney Costs of Bank of America to the extent invoiced prior to or on the Restatement Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and Bank of America); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 11.04;
(f)Certificate. A certificate signed by a Responsible Officer of each of the Borrower and the Company, dated as of the Restatement Date:
(i)stating that the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;
(ii)stating that no Default or Event of Default exists or would result from the Credit Extension to be made on the Restatement Date; and
(iii)stating that there has occurred since December 31, 2021, no event or circumstance that has resulted or could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
(g)Guaranty. The Guaranty, executed by each Guarantor.
(h)Solvency Certificate. A written solvency certificate from the chief financial officer of the Borrower and the Company (or, if either such Person does not have a chief financial officer, any other officer of such Person having substantially the same authority and responsibility as a chief financial officer) in form and content satisfactory to the Lenders, dated the Restatement Date, with respect to the value, solvency and other factual information of, or relating to, as the case may be, the Borrower and the Company, after giving effect to the Credit Extensions to be made on the Restatement Date.
(i)Existing Credit Agreement. Evidence that the Borrower shall have (or concurrently with the initial Credit Extensions to be made on the Restatement Date will have) (i) paid all accrued and unpaid interest on the outstanding Revolving Loans (as defined in the Existing Credit Agreement) through the Restatement Date, (ii) prepaid any Revolving Loans (as defined in the Existing Credit Agreement) to the extent necessary to keep the outstanding

Revolving Loans ratable with the revised Revolving Loan Commitments as of the Restatement Date and (iii) paid all accrued commitment and letter of credit fees owing to the Existing Lenders under the Existing Credit Agreement through the Restatement Date.
(j)Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.
(k)Financial Statements. The financial statements and other information referenced in Section 6.11(a).
(l)Anti-Money-Laundering; Beneficial Ownership. Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and, if any of the Borrower or any Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Person shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Person.
Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Restatement Date specifying its objection thereto.
1.02Conditions to All Credit Extensions. The obligation of each Lender to make any Loan (but not its obligations to fund its participation interests pursuant to Section 2.03(b)(iv) or Section 3.03(c)) to be made by it (including its initial Loan hereunder) or to continue as, or convert any Loan into, a Term SOFR Loan under Section 2.04 and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the date of the relevant Credit Extension:
(a)Notice, Application. The Agent shall have received (with a copy for each Lender) (i) a Notice of Borrowing (or equivalent notice pursuant to Section 2.03(b) with respect to Swing Line Loans), (ii) in the case of a conversion or continuation under Section 2.04, a Notice of Conversion/Continuation, or (iii) in the case of any Issuance or amendment of any Letter of Credit, the Issuing Bank and the Agent shall have received a L/C Application or L/C Amendment Application, as required under Section 3.02;
(b)Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects (or, in the case of representations and warranties that are qualified by materiality provisions, true and correct in all respects) on and as of the date of the relevant Credit Extension with the same effect as if made on and as of the date of the relevant Credit Extension (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of representations and warranties that are qualified by materiality provisions, true and correct in all respects) as of such earlier date); and
(c)No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion or Issuance.
Each Notice of Borrowing (or equivalent notice pursuant to Section 2.03(b) with respect to Swing Line Loans), L/C Application or L/C Amendment Application submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower and the Company hereunder, as of the date of each such notice and as of each date of a Credit Extension, as applicable, that the conditions in this Section 5.02 are satisfied.

Article VI

REPRESENTATIONS AND WARRANTIES
Each of the Company and the Borrower represents and warrants to the Agent and each Lender that:
1.01Corporate Existence and Power. The Company and each of its Subsidiaries:
(a)is a corporation (or limited liability company) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
(b)has the power and authority and all material governmental licenses, authorizations, consents and material approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;
(c)is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except in each case to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(d)is in compliance with all Requirements of Law, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
1.02Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower and the Guarantors of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:
(a)contravene the terms of any of such Person’s Organization Documents;
(b)conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or
(c)violate any material Requirement of Law.
1.03Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document, except (i) such as have been obtained or made and are in full force, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default or an Event of Default hereunder or could not reasonably be expected to have an Material Adverse Effect and (iii) solely with respect to the performance by the Company, the Borrower or any of the Guarantors of this Agreement or any other Loan Document, (1) filings under the Exchange Act and (2) routine filings to be made after the Restatement Date to maintain “good standing” in such jurisdictions and to maintain licenses and permits.
1.04Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

1.05Litigation. There are no actions, suits, investigations, proceedings, claims or disputes pending, or to the best knowledge of the Company or the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties (a) which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; (b) which are existing on the Restatement Date, other than as disclosed on Schedule 6.05(b), provided, however, that none of the matters set forth on such Schedule 6.05(b), whether taken individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or (c) which arise after the Restatement Date, other than those which would not reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
1.06No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Restatement Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Restatement Date, create an Event of Default under Section 9.01(e).
1.07ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued by the IRS to a prototype or volume submitter sponsor to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
(b)There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)(i) No ERISA Event has occurred, and neither the Company, the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)Neither the Company nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Restatement Date, those listed on Schedule 6.07(d) hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.
(e)As of the Restatement Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.
1.08Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.07. Neither the Company nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Company or the applicable Subsidiary only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.02 or subject to any restriction contained in any agreement or instrument between the Company or any Subsidiary and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be Margin Stock.
1.09Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens other than Permitted Liens.
1.10Taxes. The Company and its Subsidiaries have filed all federal and other material Tax returns and reports required to be filed, and have paid all federal and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the Company’s knowledge as of the Restatement Date, there is no proposed Tax assessment against the Company or any Subsidiary.
1.11Financial Condition; No Material Adverse Effect. (a) The (x) audited annual consolidated financial statements of the Company and its Subsidiaries dated December 31, 2021 and (y) the unaudited quarterly consolidated financial statements (including, without limitation, balance sheets, income and cash flow statements) of the Company and its Subsidiaries dated September 30, 2021:
(i)were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject to ordinary, good faith year end audit adjustments);
(ii)fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
(iii)except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments.
(b)Since December 31, 2021, there has been no event or circumstance that, either individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.
1.12Environmental Matters.

(a)The on-going operations of the Company and each of its Subsidiaries comply in all material respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $2,000,000 in the aggregate.
(b)The Company and each of its Subsidiaries have obtained all material licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.
(c)None of the Company, any of its Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.
(d)There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Restatement Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $2,000,000 in the aggregate for any such condition, circumstance or Property. In addition, (i) neither the Company nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have met all material notification requirements under Title III of CERCLA and all other Environmental Laws.
1.13OFAC; Sanctions. None of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Company and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
1.14Regulated Entities. None of the Company nor any Subsidiary that is not an Excluded Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. None of the Company nor any Subsidiary that is not an Excluded Subsidiary is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.
1.15No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.
1.16Solvency. Both the Borrower and its Subsidiaries, taken as a whole, and the Company and its Subsidiaries, taken as a whole, are Solvent.
1.17Labor Relations. There are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority which in any such case could reasonably be expected to have a Material Adverse Effect.

1.18Copyrights, Patents, Trademarks, Etc. The Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other material rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, which, in any case, could reasonably be expected to have a Material Adverse Effect.
1.19Subsidiaries. As of the Restatement Date and as of each date of delivery of an updated Schedule in accordance with Section 7.02(b), (x) the Company has no Subsidiaries other than those specifically disclosed in Part (A) of Schedule 6.19 hereto, (y) the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (B) of Schedule 6.19, and (z) the Company has no Excluded Subsidiaries or CFC Holdcos other than those identified on Schedule 6.19 and the Company’s Investment in any such Excluded Subsidiaries is permitted pursuant to Section 8.04(r). No Excluded Subsidiary owns any capital stock of any Subsidiary which is not also an Excluded Subsidiary.
1.20Broker’s; Transaction Fees. Neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with this Agreement or any other Loan Document.
1.21Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates, except to the extent the Company maintains reasonable self-insurance with respect to such risks (through an Affiliate or otherwise).
1.22Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.
1.23Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Restatement Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally effect any of the industry segments of the Company or its Subsidiaries); provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Any forward looking statements contained therein are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth therein or contemplated by the forward looking statements contained therein.
1.24Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

1.25Affected Financial Institutions. Neither the Borrower nor any Guarantor is an Affected Financial Institution.
1.26Covered Entities. Neither the Borrower nor any Guarantor is a Covered Entity.
1.27Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Article VII

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing, the Company and the Borrower hereby agree to comply with, and cause their respective Subsidiaries to comply with the following:
1.01Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Lenders, with sufficient copies for the Agent and each Lender:
(a)as soon as available, but not later than ninety (90) days after the end of each fiscal year, to the extent prepared to comply with SEC requirements, a copy of SEC Form 10-K’s filed by the Company with the SEC for such fiscal year, or if no such Form 10-K was filed by the Company for such fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations and shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and in any case accompanied by the opinion of KPMG LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP or the standard of the Public Company Accounting and Oversight Rule 3100, as applicable, applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records. Concurrently with the delivery of the foregoing financial statements, a copy of the unaudited combined consolidated statements of income or operations of the Excluded Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, which unaudited combined consolidated statements of income or operations shall have been prepared in accordance with GAAP; and
(b)as soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, to the extent prepared to comply with SEC requirements, a copy of the SEC Form 10-Qs filed by the Company with the SEC for such fiscal quarter, or if no such Form 10-Q was filed by the Company for such fiscal quarter, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and in any case certified by the chief executive officer and chief financial officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries; and concurrently with the delivery of the foregoing unaudited financial statements, a copy of the unaudited combined consolidated statements of income of the Excluded Subsidiaries for the period commencing on the first day and ending on the last day of such quarter, and in any case certified by a Responsible Officer of the Company as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Excluded Subsidiaries.
1.02Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Lender:

(a)so long as it is not contrary to the then current recommendation of the American Institute of Certified Public Accountants, concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
(b)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a Compliance Certificate executed by a Responsible Officer of the Company or the Borrower (which delivery may, unless the Agent or a Lender requests executed originals, be by electronic communication including facsimile or e-mail and shall be deemed to be an original authentic counterpart thereof for all purposes), which Compliance Certificate shall include (A) a certification by such Responsible Officer that any cost savings and synergies added back to EBITDA pursuant to clause (g) of the definition thereof (1) are reasonably anticipated to be realized within twelve (12) months after the consummation of the applicable Permitted Acquisition which is expected to result in such cost savings or synergies, as applicable and (2) are factually supportable as determined in good faith by the Borrower, (B) calculations demonstrating in reasonable detail the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries that are Guarantors outstanding under Section 8.05(g) and (C) calculations demonstrating to the satisfaction of the Agent that the Company is in compliance with Section 8.14 and Section 8.15 and (ii) an updated Schedule 6.19;
(c)promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;
(d)as soon as available, but in any event not later than February 15 of each calendar year, a copy of the plan and forecast of the Company and its Subsidiaries for the next fiscal year and on each February 15 of each calendar year, a copy of projected quarterly EBITDA of the Company and its Subsidiaries, in each case for its then current fiscal year (“Budgeted EBITDA”);
(e)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) a Reconciliation Certificate executed by a Responsible Officer of each of the Company and the Borrower;
(f)promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act. To the extent the Borrower or any Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Person that would result in a change to the list of beneficial owners identified in such certification; and
(g)promptly, such additional information regarding the business, financial or corporate affairs of the Company, the Borrower or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.
The Company hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials

“PUBLIC,” the Company shall be deemed to have authorized the Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 11.09); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
1.03Notices. The Company shall promptly notify the Agent and each Lender:
(a)of the occurrence of any Default or Event of Default;
(b)of any matter that has resulted or may reasonably be expected in the opinion of a Responsible Officer of the Company to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;
(c)of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than ten (10) days after such event), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:
(i)an ERISA Event;
(ii)a material increase in the Unfunded Pension Liability of any Pension Plan;
(iii)the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or
(iv)the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.
(d)of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, including any determination by the Company referred to in Section 2.11(c);
(e)upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party; and
(f)the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority.
Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.
1.04Preservation of Existence, Etc. The Company shall, and shall cause each Subsidiary to:

(a)preserve and maintain in full force and effect its legal existence and good standing under the laws of its state or jurisdiction of organization (except as permitted by Section 8.03);
(b)preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02;
(c)use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and
(d)preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
1.05Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve its property, taken as a whole, which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof.
1.06Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, except to the extent the Company maintains reasonable self-insurance with respect to such risks (through an Affiliate or otherwise).
1.07Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:
(a)all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;
(b)all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and
(c)all material indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless the payment of such indebtedness is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.
1.08Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.
1.09Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification unless such Plan is terminated; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

1.10Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Company at any time without advance notice.
1.11Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.
1.12Use of Proceeds. The Borrower shall use the proceeds of the initial Loans made hereunder to repay and/or continue certain Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement. The Borrower shall use the proceeds of all other Loans for working capital and other general corporate purposes, including Permitted Acquisitions, Capital Expenditures and repurchases and redemptions of capital stock of the Company and the payment of fees and expenses relating thereto. The use of the proceeds of the Loans hereunder shall, in all case, be made in only in accordance with applicable Requirements of Law and of all Loan Documents.
1.13Solvency. The Company shall cause both the Borrower and its Subsidiaries, taken as a whole and the Company and its Subsidiaries, taken as a whole, at all times to be Solvent.
1.14Further Assurances. The Company shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders pursuant to the Loan Documents do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made; provided that with respect to projected financial information, the Company represents only that such information has been and will be prepared in good faith based upon assumptions believed to be reasonable at the time. Any forward looking statements contained therein are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth therein or contemplated by the forward looking statements contained therein. The Company will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.
1.15New Subsidiaries. On each Guarantor Date, the Company will notify the Agent of the identity of any domestic Subsidiary (other than (x) an Excluded Subsidiary or (y) a CFC Holdco) created, acquired or capitalized in accordance with the terms and provisions hereof (whether pursuant to a Permitted Acquisition or otherwise) or of the existence of any domestic Subsidiary of the Company (other than (x) an Excluded Subsidiary or (y) a CFC Holdco) that is not already a Guarantor, and the Company shall, and shall cause each such Subsidiary, to (a) (1) cause such Subsidiary (other than (x) Excluded Subsidiaries or (y) CFC Holdcos) to execute and deliver, to the Agent a Guaranty or (2) execute and deliver a joinder agreement acceptable in form and substance to the Agent with respect to the Guaranty as the Agent shall require in its sole discretion and (b) cause such Subsidiary (other than (x) Excluded Subsidiaries or (y) CFC Holdcos) to deliver, or execute and deliver, as applicable, to the Agent appropriate corporate resolutions, opinions and other documentation reasonably requested by the Agent in form and substance reasonably satisfactory to the Agent with respect to such Guaranty or joinder; provided, however, that, if such Subsidiary’s execution and delivery of the Guaranty or a joinder with respect thereto would result in material adverse tax consequences to the Company and its Subsidiaries (as reasonably determined by the Company in consultation with the Agent) as a consequence of the operation of Section 956 of the Internal Revenue Code, then, for so long as such consequence would pertain, such Subsidiary shall not be required to execute and deliver the Guaranty or such joinder, or deliver the related resolutions, opinions or other documents, under this Section. If any Excluded Subsidiary or CFC Holdco shall cease to be an Excluded Subsidiary or a CFC Holdco, as the case may be, for any reason and to the extent any such Excluded Subsidiary or CFC Holdco, as the case may be, may do so without violating federal, state or local laws or regulations applicable to it, the Company shall notify the Agent thereof on the next Guarantor Date and cause such Subsidiary promptly after such Guarantor Date to execute and deliver the Guaranty or joinder and deliver such other opinions, resolutions and other documentation as is provided above with respect to new Subsidiaries.
1.16Anti-Corruption Laws; Sanctions. The Company shall, and shall cause each Subsidiary to, conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
Article VIII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing, the Company and the Borrower hereby agree to comply with, and cause their respective Subsidiaries to comply with the following:
1.01Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)any Lien existing on property of the Company or any Subsidiary on the Restatement Date and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) the obligations secured or benefited thereby are permitted by Section 8.05;
(b)any Lien created under any Loan Document including, without limitation, any Lien on assets of the Company or the Borrower representing Cash Collateral;
(c)Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;
(d)carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security, old age, pension or similar legislation;
(f)Liens on the property of the Company or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(g)Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $10,000,000;
(h)easements, rights-of-way, zoning restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;
(i)purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such property; provided that (i) any such Lien attaches to such property concurrently with or within one hundred eighty (180) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired, constructed or improved in such transaction and proceeds thereof and accessions thereto and (iii) the aggregate outstanding principal amount of Indebtedness secured by all such purchase money security interests shall not at any time exceed $20,000,000;
(j)Liens securing Finance Lease Obligations on assets subject to such Finance Leases, provided that the attributable principal portion of such Finance Lease Obligations secured by all such Finance Leases shall not at any time exceed $20,000,000;
(k)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;
(l)Liens on assets of Persons which become Subsidiaries after the Restatement Date, provided, however, that (x) such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof, (y) such Liens attach only to equipment and real property of such Subsidiary and proceeds thereof and (z) the aggregate outstanding principal amount of Indebtedness secured by all such Liens shall not at any time exceed an aggregate principal amount equal to $20,000,000;
(m)Liens on reserve, settlement or similar accounts maintained under Cash Management Agreements entered into in the ordinary course of business; provided, that, no such Liens secure Indebtedness for borrowed money; and
(n)Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only, provided that the aggregate value of such collateral so pledged by the Company and the Subsidiaries together in favor of any counterparty does not at any time exceed $2,000,000.
In addition, neither the Company nor any of its Subsidiaries (other than any Excluded Subsidiary which is prohibited by Requirement of Law from pledging its assets to secure indebtedness) shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a first priority Lien on any of its properties or other assets in favor of the Agent for the benefit of the Lenders (including, without limitation, any agreement containing an equal and ratable clause, unless such clause is not applicable with respect to the granting of a first priority lien on the properties and other assets in favor of the Agent for the benefit of the Lenders), except with respect to (i) specific equipment secured by Indebtedness or Finance Leases permitted under Sections 8.01(i), (j) or (l), (ii) software licenses or similar contracts which constitute property or assets of the Company or any of its Subsidiaries which by the express terms thereof prohibit the creation of a first priority Lien in favor of any Person on such software licenses or similar contracts or (iii) reserve, settlement or similar accounts maintained under any Cash Management Agreement that are subject to a Lien of the type described in clause (m) above, to the extent limited to such reserve or settlement accounts and the proceeds thereof.
1.02Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property or assets (including accounts and notes receivable, with or without recourse) (each, a “Disposition”) or enter into any agreement to do any of the foregoing, except:
(a)dispositions of inventory, or used, worn-out or surplus equipment (including, without limitation, demonstration or pilot plants), all in the ordinary course of business;
(b)the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment within ninety (90) days of each such sale;
(c)each Specified Asset Sale;
(d)dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) with respect to transactions involving the disposition of assets with an aggregate book or fair market value in excess of $5,000,000, not less than 50% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents, and (iii) the aggregate book or fair market value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed (x) 5% of the Tangible Assets of the Company and its Subsidiaries on a consolidated basis during any twelve (12) month period with Tangible Assets to be measured as of the beginning of such period, and (y) 12% of the Tangible Assets of the Company and its Subsidiaries on a consolidated basis during the term of this Agreement, with Tangible Assets to be measured as of December 31, 2021;
(e)transfers of cash or Cash Equivalents not otherwise prohibited by the Loan Documents;
(f)Investments permitted under Section 8.04 and dispositions pursuant to a merger or other consolidation permitted under Section 8.03; and
(g)transfers of inventory, equipment or other assets from the Company to any Subsidiary which is not an Excluded Subsidiary or to the Company or any other such Subsidiary from any Subsidiary.
1.03Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:
(a)any Subsidiary (other than (x) an Excluded Subsidiary or (y) the Borrower) may merge with the Company (provided that the Company shall be the continuing or surviving corporation), or with any one or more Subsidiaries (other than an Excluded Subsidiary), provided that if any such transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person; it being understood and agreed that, notwithstanding the prohibition contained in this clause, an Excluded Subsidiary shall be permitted to constitute part of a transaction permitted by this clause in the event that such transaction would remove or eliminate the condition that caused such Excluded Subsidiary to be an Excluded Subsidiary;
(b)any Subsidiary (other than (x) an Excluded Subsidiary or (y) the Borrower) may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary (other than an Excluded Subsidiary); it being understood and agreed that, notwithstanding the prohibition contained in this clause, an Excluded Subsidiary shall be permitted to constitute part of a transaction permitted by this clause in the event that such transaction would remove or eliminate the condition that caused such Excluded Subsidiary to be an Excluded Subsidiary;
(c)any Subsidiary (other than the Borrower) may merge with or consolidate into any Person (other than an Excluded Subsidiary), provided that (i) at the time of such merger or consolidation, no Default or Event of Default shall exist or result after giving effect to the consummation of such merger or consolidation and (ii) either (x) such Subsidiary shall be the continuing or surviving Person as a Wholly-Owned Subsidiary of the Company or (y) such Person shall become a Subsidiary of the Company as a result thereof; it being understood and agreed that, notwithstanding the prohibition contained in this clause, an Excluded Subsidiary shall be permitted to constitute part of a transaction permitted by this clause in the event that such transaction would remove or eliminate the condition that caused such Excluded Subsidiary to be an Excluded Subsidiary;
(d)any Excluded Subsidiary may merge with or consolidate into any one or more Excluded Subsidiaries;
(e)any Wholly-Owned Subsidiary (other than the Borrower) may liquidate and dissolve into its parent; and
(f)Dispositions permitted by Section 8.02.
1.04Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, guaranty, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (collectively, “Investments”), except for:
(a)Investments held by the Company or any Subsidiary in the form of cash and/or Cash Equivalents;
(b)extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
(c)unsecured extensions of credit by the Company to any Subsidiary (other than an Excluded Subsidiary) or by any such Subsidiary to another such Subsidiary or the Company;
(d)Investments incurred in order to consummate Permitted Acquisitions (other than such Investments in Excluded Subsidiaries);
(e)Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;
(f)Investments made by the Company or any Subsidiary which is not an Excluded Subsidiary after the Restatement Date in any Subsidiary (other than an Excluded Subsidiary) in the form of a capital contribution;
(g)advances, loans, or other extensions of credit to employees with respect to payroll, relocation and travel expenses on behalf of the Company and its Subsidiaries (other than Excluded Subsidiaries) in the ordinary course of business and consistent with past practice and which shall not exceed $2,000,000 in the aggregate at any time outstanding;
(h)other Investments in Persons other than Excluded Subsidiaries existing as of the Restatement Date and listed on Schedule 8.04;

(i)Investments of a Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the Restatement Date as a result of an Acquisition so long as such Investment existed at the time such Person became a Subsidiary and was not created in anticipation thereof;
(j)equity interests, notes, chattel paper and securities received in settlement of debts created in the ordinary course of business and owed to the Company or its Subsidiaries or received in satisfaction of judgments or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(k)other Investments (other than repurchases of capital stock of the Company or any of its Subsidiaries and Investments in Excluded Subsidiaries); provided, that, the aggregate amount of consideration paid, loaned, advanced, guaranteed, or commitments incurred, with respect to all such Investments during any fiscal year of the Company does not exceed the amount of $30,000,000;
(l)Investments which constitute redemptions and repurchases permitted under Section 8.10;
(m)Investments consisting of prepaid expenses, lease, utilities, workers’ compensation performance and similar deposits made in the ordinary course of business and consistent with past practice;
(n)Investments consisting of non-cash consideration received by the Company or its Subsidiaries from dispositions permitted under Sections 8.02(c) and (d);
(o)Investments in Persons (other than Excluded Subsidiaries) consisting of Contingent Obligations permitted pursuant to Section 8.08;
(p)stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers or suppliers, in each case, in the ordinary course of business or received in satisfaction of a judgment;
(q)Investments in Mayer Hoffman McCann P.C. and Myers and Stauffer LC consisting of advances to fund the attestation portion of Acquisitions by the Company and its Subsidiaries; provided, that, the aggregate amount of Investments made in reliance on this clause (q) shall not exceed $20,000,000 at any one time outstanding; and
(r)Investments held by the Company or any Subsidiary (including Investments consisting of Contingent Obligations) in any Excluded Subsidiary; provided, that the aggregate amount of consideration paid, loaned, advanced, guaranteed or commitments incurred, with respect to all such Investments in any Excluded Subsidiary, at any time (together with any Contingent Obligations incurred by the Company or any Subsidiary in connection with the Acquisition of Excluded Subsidiaries) does not exceed an amount equal to 2.7% of the total assets of the Company and its Subsidiaries on a consolidated basis.
1.05Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)Indebtedness incurred pursuant to this Agreement and the other Loan Documents;
(b)Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;
(c)Indebtedness existing on the Restatement Date and set forth in Schedule 8.05;

(d)Indebtedness incurred in connection with leases permitted pursuant to Section 8.09;
(e)Indebtedness permitted to be incurred pursuant to Section 8.04(c) and Section 8.04(r);
(f)(i) Indebtedness secured by Liens permitted by Sections 8.01(i) or (j), and (ii) Indebtedness of Persons which become Subsidiaries after the Restatement Date, in an aggregate principal amount under this clause (ii) not to exceed $25,000,000 at any time outstanding;
(g)unsecured Indebtedness incurred by the Borrower or a Subsidiary that is a Guarantor pursuant to a bilateral line of credit with an Existing Lender in an aggregate principal amount not to exceed $20,000,000 at any time outstanding, provided that the proceeds thereof are used solely to support short-term liquidity requirements arising in connection with the administration of payroll service operations; and
(h)other unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.
1.06Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than the Company or a Subsidiary which is not an Excluded Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary.
1.07Use of Proceeds. The Borrower shall not, and the Company shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (a) to purchase or carry Margin Stock in violation of any applicable legal and regulatory requirements including, without limitation, Regulations T, U and X, the Securities Act, and the Exchange Act and the regulations promulgated thereunder, (b) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, or (c) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.
1.08Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:
(a)endorsements for collection or deposit in the ordinary course of business;
(b)Permitted Swap Obligations;
(c)Contingent Obligations (x) of the Company and its Subsidiaries existing as of the Restatement Date and listed in Schedule 8.08 (other than those made for the benefit of Excluded Subsidiaries), (y) of the Company with respect to performance by or payments to be made by a Subsidiary of the Company (other than Excluded Subsidiaries) pursuant to operating leases and contracts not constituting Indebtedness entered into by such Subsidiary in the ordinary course of business and (z) of the Company and its Subsidiaries pursuant to the Guaranty;
(d)Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;
(e)Contingent Obligations of a Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the Restatement Date as a result of a Permitted Acquisition so long as such Contingent Obligation existed at the time such Person became a Subsidiary and was not created in anticipation thereof;

(f)guarantees (other than those made for the benefit of Excluded Subsidiaries) with respect to permitted Indebtedness and Finance Leases permitted under Section 8.05;
(g)Contingent Obligations incurred by the Company in connection with Acquisitions, provided that the estimated liability as recorded on the balance sheet in accordance with FAS 141R of such Contingent Obligations (other than Contingent Obligations incurred in connection with the Acquisition of any Excluded Subsidiary) (together with the estimated liability as recorded on the balance sheet in accordance with FAS 141R of any contingent, deferred purchase price consideration obligations with respect to all Acquisitions, including, without limitation, any “earn-out” obligations, permitted under this clause (g) or the foregoing clauses (c) or (e), or otherwise, outstanding as of such date) does not exceed an amount equal to 18% of the total assets of the Company and its Subsidiaries on a consolidated basis; and
(h)Contingent Obligations constituting Investments permitted pursuant to Section 8.04(r).
1.09Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:
(a)operating leases of the Company and of Subsidiaries in existence on the Restatement Date and any renewal, extension or refinancing thereof;
(b)operating leases entered into by the Company or any Subsidiary after the Restatement Date in the ordinary course of business; and
(c)Finance Leases permitted under Section 8.01(j) or (l).
1.10Restricted Payments. The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, or repurchase, redeem or prepay any convertible Indebtedness (such payments, redemptions, purchases, repurchases or distributions, “Restricted Payments”); except that:
(a)any Wholly-Owned Subsidiary may declare and make dividend payments or other distributions to the Company or to its immediate parent Subsidiary of the Company;
(b)any Subsidiary that is not a Wholly-Owned Subsidiary may declare and make pro-rata dividend payments or other pro-rata distributions;
(c)the Company and its Subsidiaries may make any other Restricted Payments, provided that (i) (A) the Total Leverage Ratio as of the date of any such Restricted Payment (calculated on a Pro Forma Basis giving effect to such Restricted Payment) is less than or equal to 3.00:1.00 or (B) (1) the Total Leverage Ratio as of the date of any such Restricted Payment (calculated on a Pro Forma Basis giving effect to such Restricted Payment) is greater than 3.00:1.00 but less than the applicable Adjusted Total Leverage Threshold, and (2) the aggregate consideration paid and other payments made by the Company and its Subsidiaries during the preceding twelve (12) months in connection with all such Restricted Payments, including such proposed Restricted Payments but excluding Restricted Payments during such period permitted under clause (i)(A) above, does not exceed $35,000,000 and (ii) no Default or Event of Default has occurred and is continuing at the time of the consummation of any such Restricted Payment and no Default or Event of Default would occur after giving effect to such Restricted Payment; and
(d)the Company may pay the settlement amount with respect to each $1,000 aggregate principal amount of convertible Indebtedness of the Company converted into shares of the Company’s common stock (x) in cash, which shall not exceed the lesser of $1,000 and the conversion value of such convertible Indebtedness pursuant to the terms and conditions of the applicable governing document of such Indebtedness and (y) if the conversion value of such convertible Indebtedness exceeds $1,000, in the number of shares of the Company’s common stock as calculated pursuant to the terms and conditions of the applicable governing document of such Indebtedness; provided, however, that, in the event the aggregate amount of the shares of the Company’s common stock delivered upon any such conversion would exceed 19.9% of the shares of the Company’s common stock outstanding at the time at which such securities were issued, the Company may pay whole or partial settlement amounts in cash in the aggregate amount, and to the extent, necessary for the Company to be in compliance with the listing requirements of The New York Stock Exchange;
(e)the Company may repurchase a portion of its capital stock that has become vested in employees or directors, in an amount reasonably estimated by the Company to fund the income tax liability accruing to such Persons as a result of the vesting event; and
(f)with respect to the conversion of any convertible Indebtedness of the Company into shares of the Company’s common stock, the Company may pay the cash value of fractional shares of the Company’s common stock pursuant to the terms and conditions of the definitive documentation with respect to such convertible Indebtedness.
1.11ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (a) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, (b) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, (d) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Lenders) liability to the Company or any ERISA Affiliate, or (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially (in the opinion of the Majority Lenders) to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan.
1.12Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business, and reasonable extensions thereof, carried on by the Company and its Subsidiaries taken as a whole on the Restatement Date.
1.13Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or change the fiscal year of the Company or of any Subsidiary.
1.14Leverage Ratio. The Company shall not, at any time, permit its Total Leverage Ratio to be greater than the applicable Total Leverage Threshold.
1.15Interest Coverage Ratio. The Company shall not, as of the last day of any fiscal quarter, permit its Interest Coverage Ratio for the four (4) fiscal quarters then ended as of such day (taken as one accounting period) to be less than 3.00:1.00.
1.16No Impairment of Intercompany Transfers; Burdensome Restrictions. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly enter into or become bound by any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans or the transfer of assets by a Subsidiary of the Company to the Company or such Subsidiaries’ shareholders, except for (1) restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the disposition of all or substantially all of the equity or Property of such Subsidiary (or the Property subject to such disposition) permitted under Section 8.02 pending the closing of such disposition, (2) restrictions on the transfer of assets that are subject to Liens permitted by Section 8.01, and (3) restrictions on the transfer of software licenses or similar contracts imposed by the applicable licensor or similar party or (b) limits the ability of any Subsidiary to guarantee the Indebtedness of the Borrower or the Company.
1.17Excluded Subsidiaries. The Company shall not permit any Excluded Subsidiary to own the capital stock of any Subsidiary that is not an Excluded Subsidiary.
1.18Anti-Corruption Laws. The Borrower shall not, and the Company shall not and shall not suffer or permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.
1.19Sanctions. The Borrower shall not, and the Company shall not and shall not suffer or permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to the Company or any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Agent, Issuing Bank, Swing Line Bank, or otherwise) of Sanctions.
Article IX

EVENTS OF DEFAULT
1.01Event of Default. Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document;
(b)Representation or Warranty. Any representation or warranty by the Company, the Borrower or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is untrue or incorrect in any material respect (or, in the case of representations and warranties that are qualified by materiality provisions, untrue or incorrect in any respect) on or as of the date made or deemed made;
(c)Specific Defaults. The Company or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02(a), (b), or (e), 7.03(a), (b), or (c), 7.04(a) or 7.08 or in Article VIII;
(d)Other Defaults. The Company, the Borrower or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of the Borrower or the Company knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company and the Borrower by the Agent or any Lender;
(e)Cross-Default. (i) The Company, the Borrower or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist with respect to the obligations of the Company, the Borrower or such Subsidiary, under any agreement or instrument relating to any Indebtedness or Contingent Obligation of more than $20,000,000, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company, the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company, the Borrower or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company, the Borrower or such Subsidiary as a result thereof is greater than $20,000,000;
(f)Insolvency; Voluntary Proceedings. The Company, the Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing;
(g)Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s, the Borrower’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Company, the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;
(h)ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $5,000,000; or (iii) the Company, the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000, or (iv) the Company, the Borrower or any ERISA Affiliate shall fail to pay when due any required installment or any other payment required under Section 412 of the Code in an aggregate amount in excess of $5,000,000;
(i)Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company, the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance or reinsurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $20,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof;

(j)Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company, the Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(k)Change of Control. There occurs any Change of Control; or
(l)Invalidity. This Agreement or any other Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect (other than pursuant to the terms hereof or thereof) in any material respect, or the Company, the Borrower, any Guarantor or any other Person contests in any manner the validity or enforceability hereof or thereof or denies that it has any further liability or obligation hereunder of thereunder, as applicable.
1.02Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders:
(a)declare the commitment of each Lender to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the Company;
(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the outstanding amount thereof); and
(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in Sections 9.01(f) or (g) (in the case of clause (i) of Section 9.01(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Agent, the Issuing Bank or any Lender.
1.03Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
1.04Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article IV) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article IV), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans and L/C Borrowings, and payment of fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between the Company or any Subsidiary and any Hedge Bank, ratably among the Lenders, the Hedge Banks and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between the Company or any Subsidiary and any Hedge Bank, and payment of that portion of the Obligations then owing under any Cash Management Agreement between the Company or any Subsidiary and any Cash Management Bank, ratably among the Lenders, the Hedge Banks, the Cash Management Banks and the Issuing Bank in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Agent for the account of the Issuing Bank, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Article III, Section 2.07 and/or Section 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by a Requirement of Law.

Subject to Article III and Section 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section.

Article X

THE AGENT
1.01Appointment and Authority. Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

1.02Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
1.03Exculpatory Provisions.
(a)The Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent or the Arrangers, as applicable, and their Related Parties:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the Issuing Bank any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower, the Guarantors or any of their Affiliates that is communicated to, or in the possession of, the Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein.
(b)Neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower, the Company, a Lender or the Issuing Bank.
(c)Neither the Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

1.04Reliance by Agent. The Agent shall be entitled to rely upon, and shall be fully protected in relying upon and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying thereon and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the Issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
1.05Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
1.06Resignation of Agent.
(a)The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Agent shall continue to hold such Cash Collateral until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.04 and 11.05 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b)Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Bank. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (ii) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall Issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
1.07Non-Reliance on Agent, Arrangers and Other Lenders. Each Lender and the Issuing Bank expressly acknowledges that none of the Agent nor any Arranger has made any representation or warranty to it, and that no act by the Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower, any Guarantor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or any Arranger to any Lender or the Issuing Bank as to any matter, including whether the Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the Issuing Bank represents to the Agent and each Arranger that it has, independently and without reliance upon the Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Guarantors. Each Lender and the Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and the Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
1.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the any Arranger (as lead arranger or as bookrunner) nor any Co-Syndication Agent or Co-Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the Issuing Bank hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Arranger, Co-Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Agent in the preceding paragraph.
1.09Withholding Tax.
(a)If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN or IRS Form W-8BEN-E and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form W-8BEN or IRS Form W-8BEN-E as no longer valid.
(b)If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.
(c)If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by clause (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.
(d)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligations of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.
1.10Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 9.04 or the Guaranty by virtue of the provisions hereof or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (including notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any other Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Swap Contracts except to the extent expressly provided herein. The Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Swap Contracts in the case of the Revolving Termination Date.
1.11Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.04 or 11.05 to be paid by it to the Agent (or any sub-agent thereof), the Issuing Bank or any Agent-Related Party, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Bank or such Agent-Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Agent-Related Party acting for the Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 10.11 are subject to the provisions of Section 2.13(b).
1.12ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
1.13Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.
Article XI

MISCELLANEOUS
1.01Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, the Company or any other Guarantor therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower, the Company or the applicable Guarantor, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (other than pursuant to Section 2.07) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(d)change Section 2.14 or Section 9.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)release all or substantially all of the value of the Guaranty without the written consent of each Lender except as otherwise may be provided in this Agreement or in the Guaranty or except where the consent of the Majority Lenders only is provided for; or
(g)subordinate, or enter into any amendment, waiver or consent having the effect of subordinating, the Obligations to any other Indebtedness or other obligation without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any L/C Application relating to any Letter of Credit Issued or to be Issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above, affect the rights or duties of the Swing Line Bank under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (iv) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) the Agent shall have the right to make Conforming Changes from time to time and, notwithstanding anything the contrary herein or in any other Loan Document, any amendment implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (provided, that, with respect to any such amendment effected, the Agent shall post such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective); and (vi) this Agreement or any other Loan Document may be amended as set forth in Section 4.05, including in order to implement any Successor Rate and/or any Conforming Changes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, (x) the Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender in any material respect and (ii) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment and (y) the Agent and the Borrower may make amendments contemplated by Section 4.09.
Notwithstanding anything to the contrary contained herein, as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
1.02Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Company, the Borrower, the Agent, the Issuing Bank or the Swing Line Bank, to the address, telecopier number, e-mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, telecopier or facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company or any Subsidiary).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Agent, the Lenders, the Swing Line Bank and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Agent in its sole discretion), provided that the foregoing shall not apply to notices to any Lender, the Swing Line Bank or the Issuing Bank pursuant to Article II if such Lender, the Swing Line Bank or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent, the Swing Line Bank, the Issuing Bank or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Agent or any Agent-Related Parties have any liability to the Borrower, the Company, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, the Company’s or the Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Party; provided, however, that in no event shall any Agent-Related Party have any liability to the Borrower, the Company, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each of the Company, the Borrower, the Agent, the Issuing Bank and the Swing Line Bank may change its address, telecopier or telephone number and e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number and e-mail address for notices and other communications hereunder by notice to the Company, the Borrower, the Agent, the Issuing Bank and the Swing Line Bank.
(e)Reliance by Agent, Issuing Bank and Lenders. The Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower or the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Indemnified Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or the Company. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
1.03No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower and the Guarantors or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swing Line Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.10 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of an Insolvency Proceeding relative to the Borrower or any Guarantor; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the immediately preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.
1.04Costs and Expenses. The Borrower shall pay (a) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) all out of pocket expenses incurred by the Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of

Credit Issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
1.05Borrower Indemnification; Waiver of Consequential Damages.
(a)Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Agent-Related Parties, the Issuing Bank and each Lender and their respective Affiliates and the Related Parties of the foregoing Persons (each, an “Indemnified Party”) harmless from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person by any third party or by the Borrower or any of its Affiliates in any way relating to or arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including the Indemnified Party’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), or, in the case of the Agent (and any sub-agent thereof) and the Agent-Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, by the Borrower or any Guarantor, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by the Borrower against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(b)To the fullest extent permitted by applicable law, neither the Borrower nor the Company shall assert, and each hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(c)The agreements in this Section 11.05 and the indemnity provisions of Section 10.11 and Section 11.02(e) shall survive the resignation of the Agent, the Issuing Bank and the Swing Line Bank, the replacement of any Lender, the termination of the Commitments, the payment in full of the Obligations and the termination of this Agreement.

1.06Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent, the Issuing Bank or any Lender, or the Agent, the Issuing Bank or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clause (b) of the immediately preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
1.07Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of subsection (a) of Section 11.08, (b) by way of participation in accordance with the provisions subsection (c) of Section 11.08, or (c) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of Section 11.08 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of Section 11.08 and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
1.08Assignments by Lenders; Participations; Register.
(a)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.08, participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to multiple Eligible Assignees, all of which are Affiliates of one another, and concurrent assignments from multiple Lenders, all of which are Affiliates of one another, to a single Eligible Assignee (or to multiple Eligible Assignees, all of which are Affiliates of one another) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Line Bank’s rights and obligations in respect of Swing Line Loans;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof;
(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)the consent of the Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.03, 4.04, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(b)Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.
(c)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.11 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.03 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(d)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.01(e) as though it were a Lender.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)[Reserved].
(g)Resignation as Issuing Bank or Swing Line Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swing Line Bank. In the event of any such resignation as Issuing Bank or Swing Line Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Bank, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations pursuant to Section 3.03(c)). If Bank of America resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(b)(iv).
1.09Treatment of Certain Information; Confidentiality.
(a)Treatment of Certain Information. Each of the Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.09, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (B) any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (C) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Agent, the Issuing Bank and/or the Swing Line Bank to deliver Company Materials or notices to the Lenders or (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (ix) with the consent of the Borrower or to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.09, (xi) becomes available to the Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (xii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.09. For purposes of this Section 11.09, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided, that, in the case of information received from the Company or any Subsidiary after the Restatement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
(b)Non-Public Information. Each of the Agent, the Lenders and the Issuing Bank acknowledges that (i) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.
(c)Press Releases. The Borrower, the Guarantors and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the

Loan Documents without the prior written consent of the Agent, unless (and only to the extent that) the Borrower, such Guarantor or such Affiliate is required to do so under law and then, in any event the Borrower, such Guarantor or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
(d)Customary Advertising Material. The Borrower and the Guarantors consent to the publication by the Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower and the Guarantors.
1.10Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, the Issuing Bank or any such Affiliate now or hereafter existing, irrespective of whether or not the Agent, such Lender or the Issuing Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
1.11Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address, telecopier or telephone number or e-mail address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States federal or state securities laws.
1.12Electronic Execution; Electronic Records; Counterparts.
This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, each Guarantor, the Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Agent, the Issuing Bank or the Swing Line Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, (a) to the extent the Agent, the Issuing Bank and/or the Swing Line Bank has agreed to accept such Electronic Signature, the Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower, any Guarantor and/or any Lender Party without further verification and (b) upon the request of the Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
None of the Agent, the Issuing Bank or the Swing Line Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s, the Issuing Bank’s or the Swing Line Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent, the Issuing Bank and the Swing Line Bank shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrower, each Guarantor and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Agent, each Lender Party and each Related Party for any liabilities arising solely from the Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower and the Guarantors to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
1.13Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code or other applicable bankruptcy, insolvency or other debtor relief laws, as determined in good faith by the Agent, the Issuing Bank or the Swing Line Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
1.14No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Company, the Lenders, the Agent and the Agent-Related Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
1.15Governing Law; Jurisdiction; Venue; Etc.

(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).
(b)SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EACH OF THE COMPANY, THE BORROWER OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH OF THE BORROWER AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
1.16WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT

OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
1.17USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
1.18Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
1.19No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Company acknowledges and agrees, and acknowledges its respective Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between each of the Company, the Borrower and its respective Affiliates, on the one hand, and the Agent, the Arrangers and the Lenders, on the other hand, (ii) each of the Borrower and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Company or any of their Affiliates, or any other Person and (ii) neither the Agent, any Arranger nor any Lender has any obligation to the Borrower, the Company or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Company and their Affiliates, and neither the Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, the Company or their Affiliates. To the fullest extent permitted by law, each of the Borrower and the Company hereby waives and releases any claims that it may have against the Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
1.20Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Borrower, the Lenders and the Agent relating to the subject matter hereof and thereof, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

1.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
1.22Amendment and Restatement. The parties hereto agree that, on the Restatement Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement outstanding on the Restatement Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder; (c) the guaranty made by the Guarantors (as defined in the Existing Credit Agreement) pursuant to the Guaranty (as defined in the Existing Credit Agreement) shall remain in full force and effect with respect to the Obligations and is hereby reaffirmed, (d) all revolving loans outstanding under the Existing Credit Agreement on the Restatement Date shall be deemed to be Revolving Loans made and outstanding on the Restatement Date under this Agreement and (e) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Credit Agreement. Each Existing Lender that is a Lender hereunder hereby waives any compensation payable to such Lender pursuant to the terms of Section 4.04 of the Existing Credit Agreement in respect of the principal amount of Revolving Loans (as defined in the Existing Credit Agreement) to be prepaid by the Borrower on the Restatement Date upon giving effect to the refinancings contemplated hereby.
1.23Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
CBIZ OPERATIONS, INC., as the Borrower
By
Name:
Title:
CBIZ, INC.
By
Name:
Title:
BANK OF AMERICA, N.A., as Agent
By
Name:
Title:
BANK OF AMERICA, N.A., as Issuing Bank, as Swing Line Bank and as a Lender
By
Name:
Title:
[●], as a Lender
By
Name:
Title:

[Signature Page to Second Amended and Restated Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Loan Commitment	Pro Rata Share
Bank of America, N.A.	$130,000,000.00	21.666666667%
Huntington National Bank	$120,000,000.00	20.000000000%
PNC Bank, National Association	$120,000,000.00	20.000000000%
U.S. Bank National Association	$75,000,000.00	12.500000000%
KeyBank, National Association	$75,000,000.00	12.500000000%
JPMorgan Chase Bank, N.A.	$50,000,000.00	8.333333333%
BMO Harris Bank, N.A.	$30,000,000.00	5.000000000%

Total:	$600,000,000.00	100.00%